Exhibit 2.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

AGREEMENT AND PLAN OF MERGER

by and among

NAKAMOTO HOLDINGS INC.,

KINDLY HOLDCO CORP.

and

KINDLY MD, INC.

Dated as of May 12, 2025

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4.9	Owned and Leased Real Properties	20
4.10	Intellectual Property	20
4.11	Contracts	22
4.12	Litigation	24
4.13	Environmental Matters	25
4.14	Employee Benefit Plans	25
4.15	Compliance With Laws	26
4.16	Permits and Regulatory Matters	27
4.17	Employees	29
4.18	Insurance	31
4.19	Opinion of Financial Advisor	31
4.20	Brokers; Fees and Expenses	31
4.21	Operations of Merger Sub	31
4.22	Certain Business Relationships With Affiliates	31
4.23	Controls and Procedures, Certifications and Other Matters	32
4.24	Books and Records	32
4.25	Data Protection	32
4.26	No Other Representations or Warranties	34
Article V CONDUCT OF BUSINESS		35
5.1	Conduct of Business of Merger Partner	35
5.2	Conduct of Business of Public Company	36
5.3	Confidentiality	38
Article VI ADDITIONAL AGREEMENTS		39
6.1	No Solicitation	39
6.2	Stockholder Approval	42
6.3	Information Statement	43
6.4	Nasdaq Listing	44
6.5	Access to Information	44
6.6	Efforts to Consummate; Legal Conditions to Merger	44
6.7	Public Disclosure	45
6.8	Intended Tax Treatment	46
6.9	Restrictive Legends	46
6.10	D&O Indemnification	46
6.11	Notification of Certain Matters	48
6.12	FIRPTA Tax Certificates	48
6.13	State Takeover Laws	48

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6.14	Transaction Litigation	48
6.15	Section 16 Matters	49
6.16	New Incentive Plan	49
6.17	Exercise of Public Company Warrants	49
6.18	Warrant Exercise Registration Statement	49
6.19	Good Standing of Public Company	49
6.20	Solvency	49
6.21	Existing Indebtedness Agreements	49
6.22	Note Documents	50
6.23	Public Company Transaction Expenses Cap	50
6.24	Convert Documents	50
6.25	PIPE Proceeds	50
6.26	280G Analysis	50
Article VII CONDITIONS TO MERGER		50
7.1	Conditions to Each Party’s Obligation To Effect the Merger	50
7.2	Additional Conditions to the Obligations of Public Company and Merger Sub	51
7.3	Additional Conditions to the Obligations of Merger Partner	52
7.4	Frustration of Closing Conditions	53
Article VIII TERMINATION AND AMENDMENT		53
8.1	Termination	53
8.2	Effect of Termination	55
8.3	Fees and Expenses	55
8.4	Amendment	57
8.5	Extension; Waiver	57
Article IX SURVIVAL; INDEMNIFICATION		57
9.1	Survival	57
9.2	Indemnification	58
9.3	Limitations on Indemnification	58
9.4	Indemnification Claim Process for Third Party Claims	59
9.5	Indemnification Procedures for Non-Third Party Claims	60
9.6	Effect of Investigation	60
9.7	Clawback of Public Company Common Stock	61
9.8	Exclusive Remedy	61
9.9	Tax Treatment of Indemnity Payments	61
Article X MISCELLANEOUS		62
10.1	Notices	62
10.2	Entire Agreement	63
10.3	No Third Party Beneficiaries	63
10.4	Assignment	63
10.5	Severability	63
10.6	Counterparts and Signature	63
10.7	Interpretation	64
10.8	Governing Law	64
10.9	Remedies	64
10.10	Consent to Jurisdiction and Service of Process	64
10.11	WAIVER OF JURY TRIAL	65
10.12	Disclosure Schedule	65
10.13	Defined Terms	65

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EXHIBITS:

Exhibit A	Form of Public Company Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D-1	Form of Secured Convertible Debenture Purchase Agreement
Exhibit D-2	Form of Secured Convertible Debenture
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Assignment Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 12, 2025, is entered into by and among Kindly MD, Inc., a Utah corporation (“Public Company”), Kindly Holdco Corp., a Delaware corporation and a direct, and wholly owned subsidiary of Public Company (the “Merger Sub”), Nakamoto Holdings Inc., a Delaware corporation (“Merger Partner”), and Wade Rivers, LLC, a Wyoming limited liability company (“Wade Rivers”), solely for the limited purposes set forth herein. Public Company, Merger Sub and Merger Partner shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 10.13.

WHEREAS, the Board of Directors of Public Company (the “Public Company Board”) and the Board of Directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders, (ii) unanimously approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the stockholders of their respective corporations approve such matters as are contemplated by this Agreement, including, in the case of Merger Partner, the adoption of this Agreement and, in the case of Public Company, the approval of the issuance of shares of Public Company Common Stock in connection with the Merger and the PIPE (the “Share Issuance”);

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Public Company, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with Merger Partner as the surviving company in such merger and, after giving effect to the Merger, Merger Partner will be a direct, and wholly owned subsidiary of Public Company;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Merger Partner’s willingness to enter into this Agreement, the Majority Public Company Stockholders have entered into a support agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A (the “Public Company Support Agreement”), pursuant to which each such Majority Public Company Stockholder will agree to, among other things, (i) support, vote, and consent in favor of this Agreement, the Ancillary Documents to which the Public Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (ii) not transfer any of his, her or its capital stock of Public Company, in each case, on the terms and subject to the conditions set forth in the Public Company Support Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Merger Partner and Public Company to enter into this Agreement, the Majority Public Company Stockholders and certain stockholders of Merger Partner have entered into a lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”);

WHEREAS, the Parties intend that the Merger and the PIPE (defined below), together and as part of a single integrated transaction, shall qualify as an exchange within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company has entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “Investors”) in substantially the form attached hereto as Exhibit C, pursuant to which, among other things, such Investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for and purchase, and Public Company has agreed to issue and sell to the Investors, an aggregate number of shares of Public Company Common Stock set forth in the Subscription Agreements in a private placement or placements (the “PIPE”) to be consummated immediately prior to the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company has entered into that certain Secured Convertible Debenture Purchase Agreement with YA II PN, Ltd., a Cayman Islands exempted limited company (the “Convert Investor”), in substantially the form attached hereto as Exhibit D-1 (the “Convertible Purchase Agreement”), and that certain Secured Convertible Debenture in favor of the Convert Investor, in substantially the form attached hereto as Exhibit D-2 (the “Convertible Debenture,” and, together with the Convertible Purchase Agreement, the “Convert Documents”), pursuant to which, among other things, Public Company has agreed to issue to the Convert Investor a number of shares of Public Company Common Stock as set forth in the Convert Documents (the “Convert Shares”);

WHEREAS, as inducement for Merger Partner to enter into this Agreement, at the Closing, Public Company and all of the stockholders of Merger Partner will enter into a registration rights agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which, among other things, subject to, and conditioned upon and effective as of, the Closing, the stockholders of Merger Partner will be granted certain registration rights with respect to the shares of Public Company Common Stock they receive pursuant to the Merger; and

WHEREAS, as inducement for Public Company to enter into this Agreement, at the Closing, Merger Partner and Public Company will enter into the Assignment and Assumption Agreement with Novation, in substantially the form attached hereto as Exhibit F (the “Assignment Agreement”), whereby (i) Merger Partner will assign its rights, and Public Company will assume Merger Partner’s obligations, under the Marketing Agreement effective as of the Effective Time as set forth in the Marketing Agreement and (ii) Public Company will issue up to 600,000,000 shares of Public Company Common Stock at the Public Company Per Share Purchase Price that it will assume from Merger Partner pursuant to the Assignment Agreement (the “Marketing Agreement Shares”), subject to, and only in the event that, the BTC Valuation (as defined therein) is agreed upon pursuant to the terms set forth in the Marketing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I
THE MERGER

1.1 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.2 Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions), by remote exchange of electronic documents, unless another date, place or time is agreed to in writing by Public Company and Merger Partner.

1.3 Effects of the Merger. At the Effective Time, (i) Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and the separate existence of Merger Sub shall cease and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated in a form reasonably acceptable to Merger Partner, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated in a form reasonably acceptable to Merger Partner, and, as so amended, shall be the bylaws of the Surviving Corporation. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Partner immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Partner immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Public Company Matters.

(a) Board of Directors. Public Company shall use reasonable best efforts and take all action necessary (including to the extent necessary procuring the resignation or removal of any directors on the Public Company Board) so that, immediately after the Effective Time, the number of directors that comprise the full Public Company Board shall be seven (7), divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three (3)-year terms, and shall consist of (i) six (6) directors designated by Merger Partner (or if any such person is unable or unwilling to serve as a director on the Public Company Board immediately following the Effective Time, then another person designated by Merger Partner prior to the Effective Time), and (ii) one (1) director designated by Public Company (or if such person is unable or unwilling to serve as a director on the Public Company Board immediately following the Effective Time, then another person that is designated by Public Company prior to the Effective Time), with at least a majority of the directors qualifying as “independent” under the rules and regulations of the SEC and Nasdaq. The term of the initial Class I members of the Public Company Board shall expire at the first annual meeting of the shareholders of Public Company following the Closing, the term of the initial Class II members of the Public Company Board shall expire at the second annual meeting of the shareholders of Public Company following the Closing and the term of the initial Class III member of the Public Company Board shall expire at the third annual meeting of the shareholders of Public Company following Closing. At each succeeding annual meeting of the shareholders of Public Company, beginning with the first annual meeting of the shareholders of Public Company following Closing, each of the successors elected to replace the class of members of the Public Company Board whose term expires at that annual meeting shall be elected for a three (3)-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Merger Partner shall assign, in its sole discretion, those members of the Public Company Board to serve in each initial class.

(b) Officers. Public Company shall use reasonable best efforts and take all action necessary (including to the extent necessary procuring the resignation (to the extent limited to positions held by such officers and not employment) or removal of any officer of Public Company) so that the officers of Merger Partner immediately prior to the Effective Time shall be the officers of Public Company immediately after the Effective Time, each having the same title as he or she had as an officer of Merger Partner immediately prior to the Effective Time.

(c) Lock-up Agreements. Public Company and Merger Partner shall use reasonable best efforts to have each individual who will serve as a director or officer of Public Company following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

1.6 Governing Documents of Public Company. Prior to the Effective Time and subject to obtaining approval of the Other Public Company Proposals, (a) the Amended & Restated Public Company Charter shall be amended and restated in a form reasonably acceptable to Merger Partner (the “Second Amended & Restated Public Company Charter”) and (b) the Amended & Restated Public Company Bylaws shall be amended and restated in a form reasonably acceptable to Merger Partner (the “Second Amended & Restated Public Company Bylaws”).

Article II
CONVERSION OF SECURITIES; Exchange Procedures

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. All shares of Class A common stock, par value $0.01 per share of Merger Partner (“Merger Partner Class A Common Stock”), and Class B common stock, par value $0.01 per share of Merger Partner (“Merger Partner Class B Common Stock” and, together with Merger Partner Class B Common Stock, “Merger Partner Common Stock”) that are held in treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Partner Class A Common Stock. Subject to Section 2.2, each share of Merger Partner Class A Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive from Public Company the number of validly issued, fully paid and nonassessable shares of Public Company Common Stock equal to the Class A Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Class A Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Public Company Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.2(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Conversion of Merger Partner Class B Common Stock. Subject to Section 2.2, each share of Merger Partner Class B Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive from Public Company the number of validly issued, fully paid and nonassessable shares of Public Company Common Stock equal to the Class B Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Class B Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this Section 2.1(d) and any cash in lieu of fractional shares of Public Company Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.2(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Common Stock for Public Company Common Stock pursuant to the Merger are as follows:

(a) Exchange Agent. At or immediately prior to the Effective Time, Public Company shall deposit with an exchange agent designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Public Company Common Stock (such shares of Public Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Merger Partner Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c) and (iii) any dividends or distributions to which holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1 into the right to receive shares of Public Company Common Stock, may be entitled pursuant to Section 2.2(d).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Public Company Common Stock (plus cash in lieu of fractional shares, if any, of Public Company Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Public Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and Public Company, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or book entry account representing that number of whole shares of Public Company Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Merger Partner Common Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of whole shares of Public Company Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive shares of Public Company Common Stock pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c) No Fractional Shares. No certificate or scrip representing fractional shares of Public Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Public Company Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Merger Partner Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Public Company Common Stock multiplied by the last reported sale price of Public Company Common Stock at 4:00 p.m., New York City time, end of regular trading hours on The Nasdaq Stock Market (“Nasdaq”) on the last trading day prior to the Effective Time.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Public Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Public Company Common Stock, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Public Company Common Stock.

(e) No Further Ownership Rights in Merger Partner Common Stock. All shares of Public Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or Section 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Common Stock for one (1) year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Common Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Stock, any cash in lieu of fractional shares of Public Company Common Stock and any dividends or distributions with respect to Public Company Common Stock.

(g) No Liability. To the extent permitted by applicable Law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Common Stock or Public Company Common Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to such date on which any shares of Public Company Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, such Certificate and any such shares of Public Company Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Merger Partner Common Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law, including, for the avoidance of doubt, with respect to any withholding obligation that arises in respect of the Incentive Awards in connection with the transactions contemplated by this Agreement. The applicable withholding agent shall use commercially reasonable efforts to provide prior notice to any holder of shares of Merger Partner Common Stock (other than with respect to any holders of Incentive Awards) of its intent to deduct or withhold Taxes on payments for Merger Partner Common Stock and shall reasonably cooperate with such person in obtaining any available exemption or reduction of such withholding. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation or Public Company, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Common Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Public Company, the posting by such person of a bond in such reasonable amount as the Public Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Public Company Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Public Company Common Stock deliverable in respect thereof pursuant to this Agreement.

2.3 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” shall mean shares of Merger Partner Common Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not approved of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the DGCL to a holder thereof and shall not be converted into or represent the right to receive Public Company Common Stock unless the stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Public Company Common Stock issuable in respect of such Merger Partner Common Stock pursuant to Section 2.1(c) or Section 2.1(d), as the case may be, without interest, and (ii) promptly following the occurrence of such event, Public Company shall deliver to the Exchange Agent a certificate representing Public Company Common Stock to which such stockholder is entitled pursuant to Section 2.1(c) or Section 2.1(d), as well as any cash or other distributions to which such holder of Merger Partner Common Stock may be entitled under this Article II if not previously delivered to the Exchange Agent.

(b) Merger Partner shall give Public Company (i) prompt notice of any written demands for appraisal of any Merger Partner Common Stock, withdrawals of such demands and any other instruments that relate to such demands received by Merger Partner and (ii) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the DGCL. Merger Partner shall not, except with the prior written consent of Public Company, make any payment with respect to any demands for appraisal of Merger Partner Common Stock or settle or offer to settle any such demands.

2.4 Further Assurances. If, at any time after the Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, Public Company, Merger Sub, Merger Partner and Surviving Corporation (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Except as set forth herein, Merger Partner hereby represents and warrants to Public Company and Merger Sub as follows:

3.1 Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws existing as of the date of this Agreement and copies of any amendments thereto entered into after the date of this Agreement and is not in material default under or in material violation of any provision of either such document.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Merger Partner consists of 1,000,000 shares of Merger Partner Common Stock, comprised of 800,000 shares of Merger Partner Class A Common Stock and 200,000 shares of Merger Partner Class B Common Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation. As of the date of this Agreement, (i) 50,000 shares of Merger Partner Class A Common Stock were issued and outstanding and (ii) 50,000 shares of Merger Partner Class B Common Stock were issued and outstanding.

(b) As of the date of this Agreement, (i) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner is bound obligating Merger Partner to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner is not a party to or is bound by any, and to the Knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. There are no registration rights to which Merger Partner is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.

(c) All outstanding shares of Merger Partner Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of Merger Partner Common Stock. All outstanding shares of Merger Partner Common Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities Laws.

3.3 Subsidiaries. Merger Partner does not have any subsidiaries and does not otherwise own any shares of capital stock or any interest in any other person. Merger Partner does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Proposal”) by Merger Partner’s stockholders under the DGCL and the certificate of incorporation of Merger Partner (the “Merger Partner Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, by unanimous written consent of all directors (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its stockholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholders of Merger Partner resolve to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company and Merger Sub, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of Lien on Merger Partner’s assets, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Merger Partner or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Merger Partner in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of any Information Statement with the SEC in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (iv) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) any such filing(s) or submission(s) required under Health Care Laws to update the Public Company’s Medicare and Utah Medicaid enrollments, including any changes to ownership information, and (vi) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Merger Partner Material Adverse Effect.

(d) The affirmative consent in favor of the Merger Partner Proposal by the holders of a majority of the outstanding shares of Merger Partner Common Stock, acting together as a single class, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting (collectively, the “Merger Partner Written Consents”), is the only approval of the holders of any class or series of Merger Partner’s capital stock or other securities necessary to approve and adopt this Agreement and for consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other Indebtedness of Merger Partner having the right to approve (or convertible into, or exchangeable for, securities having the right to approve) any matters on which stockholders of Merger Partner may approve.

3.5 Information Provided. The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, as applicable (each a “Regulation M-A Filing”), shall not at the time such Regulation M-A Filing is filed with the SEC or at any time it is amended or supplemented, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Merger Partner for inclusion in the information statement (the “Information Statement”) to be sent to the stockholders of Public Company in connection with the transactions contemplated hereby and the approval by the requisite Public Company Written Consents of (i) the Share Issuance under Nasdaq rules, (ii) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger), (iii) the adoption and approval of the Amended & Restated Public Company Charter and Amended & Restated Public Company Bylaws, (iv) the approval of the PIPE (such proposals in clauses (i) through (iv), the “Required Public Company Proposals”), (v) the adoption and approval of the New Plan, (vi) the issuance of the Convert Shares pursuant to the Convert Documents, (vii) the issuance of up to 600,000,000 Marketing Agreement Shares at the Per Share Purchase Price and in connection therewith a change of control transaction in accordance with the Nasdaq rules, subject to, and only in the event that, the BTC Valuation (as defined therein) is agreed upon pursuant to the terms set forth in the Marketing Agreement, (viii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Information Statement or in correspondence related thereto, (ix) the adoption and approval of each other proposal reasonably agreed to by Public Company and Merger Partner as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (such proposals in clauses (v)) through (ix), collectively, the “Other Public Company Proposals”), which information shall be deemed to include all information about or relating to Merger Partner and/or the Merger Partner Proposal, shall not, at the time of receiving the requisite Public Company Written Consents, or on the date the Information Statement is first mailed to stockholders of Public Company or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to obtaining the Public Company Written Consents that has become false or misleading.

3.6 Employee Benefit Plans. As of the date hereof, Merger Partner is not party to any written Employee Benefit Plans sponsored, maintained, or contributed to (or required to be contributed to), by Merger Partner for the benefit of any current or former employee or other individual service provider of Merger Partner (or such employee or other individual service provider’s beneficiary) or with respect to which Merger Partner has any liability.

3.7 Compliance With Laws. Merger Partner has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.8 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except J.V.B. Financial Group, LLC.

3.9 Books and Records. The minute books and other similar records of Merger Partner contain complete and accurate records of all actions taken at any meetings of Merger Partner’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Merger Partner have been maintained in accordance with good business and bookkeeping practices.

3.10 Ownership of Public Company Common Stock. Merger Partner does not and, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL.

3.11 No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company or Merger Sub or their respective financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) or any representations and warranties of a signatory to any Public Company Support Agreement or the Lock-Up Agreement) none of Merger Partner or any of its Affiliates, stockholders, directors, officers, employees, agents, Representatives or advisors, or any other person, has relied on any representations, warranties, statements or information (including the accuracy or completeness thereof).

Article IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC
COMPANY AND MERGER SUB

Except (a) as disclosed in the Public Company SEC Reports filed prior to the date of this Agreement (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”), Public Company and Merger Sub hereby represent and warrant to Merger Partner as follows:

4.1 Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction) under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Public Company has made available to Merger Partner complete and accurate copies of its articles of incorporation and bylaws existing as of the date of this Agreement and copies of any amendments thereto entered into after the date of this Agreement and is not in material default under or in material violation of any provision of any such documents.

4.2 Capitalization.

(a) The authorized capital stock of Public Company consists of 100,000,000 shares of Public Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s articles of incorporation. As of the close of business on the Business Day prior to the date of this Agreement, (i) 6,022,148 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by subsidiaries of Public Company, and (iii) no shares of Public Company Preferred Stock were issued or outstanding.

(b) As of the date of this Agreement, there are outstanding options to purchase 144,210 shares of Public Company Common Stock (each, a “Public Company Stock Option”), 3,166,134 shares of restricted Public Company Common Stock (the “Restricted Public Company Stock”), and no restricted stock units with respect to shares of Public Company Common Stock (the “Public Company RSUs”, and, along with the Public Company Stock Options, and the Restricted Public Company Stock, the “Incentive Awards”). Public Company has provided to Merger Partner complete and accurate copies of all stock or equity related plans, agreements, or arrangements of Public Company, including the Public Company’s 2022 Equity Incentive Plan (collectively, the “Public Company Stock Plans”) and all award agreements evidencing such awards. As of the date of this Agreement, Public Company has reserved 1,604,102 shares of Public Company Common Stock for issuance to employees, officers, directors and consultants pursuant to Public Company Stock Plans of which 1,038,883 shares remain available for issuance thereunder as of the date hereof. With respect to each Incentive Award (whether outstanding or previously exercised or settled, as applicable) (i) each grant of an Incentive Award was duly authorized no later than the date on which the grant of such Incentive Award was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Public Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry. Section 4.2(b) of the Public Company Disclosure Schedule sets forth, with respect to each Incentive Award, (i) the date of grant, (ii) number of Incentive Awards originally granted, (iii) the exercise price of the Incentive Award (if applicable), (iv) the vesting schedule of each Incentive Award, (v) the current vesting status of each Incentive Award, and (vi) the intended treatment of each Incentive Award in connection with the transactions set forth in this Agreement.

(c) Section 4.2(c) of the Public Company Disclosure Schedule lists the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than with respect to the Incentive Awards) to purchase shares of Public Company Common Stock outstanding as of the close of business on the Business Day prior to the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof.

(d) Except (i) as set forth in this Section 4.2 or in Article II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the close of business on the Business Day prior to the date of this Agreement and (iii) for the rights to acquire shares pursuant to the Public Company Stock Plans, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its subsidiaries is a party or by which Public Company or any of its subsidiaries is bound obligating Public Company or any of its subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Other than the Public Company Support Agreement or pursuant to any Public Company Stock Plan, Public Company is not a party to or is bound by any, and to the Knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 4.2(d), there are no registration rights to which Public Company or any of its subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger.

(e) Except as set forth in Section 4.2(e) of the Public Company Disclosure Schedule, all outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Utah Revised Business Corporation Act, Public Company’s articles of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound.

4.3 Subsidiaries.

(a) Section 4.3(a) of the Public Company Disclosure Schedule sets forth, for each subsidiary of Public Company (other than Merger Sub): (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b) Each subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any subsidiary of Public Company.

(c) Public Company has made available to Merger Partner complete and accurate copies of the charter, bylaws or other organizational documents of each subsidiary of Public Company.

(d) Public Company does not own any shares of capital stock or any interest in any other person. Public Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a subsidiary of Public Company.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the approval by the stockholders of Public Company of the Required Public Company Proposals (the “Required Public Company Stockholder Approval”) and the Other Public Company Proposals (collectively, with the Required Public Company Stockholder Approval, the “Public Company Stockholder Approval”) and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a meeting duly called and held, by the unanimous vote of all directors present and voting, (i) determined that the Merger is fair to, and in the best interests of Public Company and its stockholders and (ii) directed that the Required Public Company Proposals and, as applicable, the Other Public Company Proposals be submitted to the stockholders of Public Company for their approval and resolved to recommend that the stockholders of Public Company vote in favor of the approval of Required Public Company Proposals and, as applicable, the Other Public Company Proposals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Public Company Stockholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Except as set forth on Section 4.4(b) of the Public Company Disclosure Schedule, the execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Public Company or Merger Sub or of the charter, bylaws or other organizational document of any other subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(c) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Public Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Public Company or any of its subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Information Statement with the SEC in accordance with the Exchange Act, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the Public Company Common Stock to be issued pursuant to this Agreement (the “Nasdaq Listing Application”), (vi) the pre-merger notification requirements under the HSR Act, and (vii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Public Company Material Adverse Effect.

(d) The affirmative consent in favor of the Required Public Company Proposals by the holders of a majority of the shares of Public Company Common Stock, acting together as a single class, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting (collectively, the “Public Company Written Consents”), is the only approval of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve and adopt the Required Public Company Proposals. There are no bonds, debentures, notes or other Indebtedness of Public Company having the right to approve (or convertible into, or exchangeable for, securities having the right to approve) on any matters on which stockholders of Public Company may consent.

4.5 SEC Filings; Financial Statements; Information Provided.

(a) Public Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by Public Company with the SEC that it was required to file since May 13, 2024. All such registration statements, forms, reports and other documents, as amended prior to the date hereof, and those that Public Company may file after the date hereof until the Closing, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (C) did not or will not at the time they were filed (or if amended prior to the date hereof, when so amended) or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) Each of the condensed financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the condensed financial position of Public Company and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Public Company as of December 31, 2024 is referred to herein as the “Public Company Balance Sheet.”

(c) The information supplied by or on behalf of Public Company for inclusion in any Regulation M-A Filing shall not at the time any such Regulation M-A filing is filed with the SEC, or at any time it is amended or supplemented, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Public Company for inclusion in the Information Statement to be sent to the stockholders of Public Company and Merger Partner in connection with the transactions contemplated hereby, which information shall be deemed to include all information about or relating to Public Company, the Required Public Company Proposals, the Other Public Company Proposals (as applicable) or the Public Company Written Consents, shall not, at the time of receipt of the requisite Public Company Written Consents, or on the date the Information Statement is first mailed to stockholders of Public Company or Merger Partner or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to obtaining the Public Company Written Consents that has become false or misleading.

4.6 No Undisclosed Liabilities. Public Company does not have any material Liability, except for (a) Liabilities shown on the Public Company Balance Sheet, (b) Liabilities of a type required to be shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (c) liabilities for Public Company Transaction Expenses, and (d) executory performance obligations under Contracts.

4.7 Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Merger Partner pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.8 Taxes.

(a) Each of Public Company and its subsidiaries has: (i) timely filed all Income and other material Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable (other than Taxes which, individually and in the aggregate, are not reasonably expected to be material).

(b) The Liability of Public Company and its subsidiaries for unpaid Taxes did not exceed the reserve for Tax Liabilities (excluding any reserve for deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the condensed financial statements of Public Company set forth in the Public Company SEC Reports (rather than any notes thereto). Since the date of the date of the Public Company Balance Sheet, neither Public Company nor its subsidiaries have incurred any liability for Taxes other than in the Ordinary Course of Business.

(c) Each of Public Company and its subsidiaries has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and each of Public Company and its subsidiaries has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(d) Public Company has delivered or made available to Merger Partner (i) complete and correct copies of all income and other material Tax Returns of Public Company and any of its subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Public Company or any of its subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Public Company or any of its subsidiaries.

(e) There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of any of Public Company or its subsidiaries, except for statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the condensed financial statements of Public Company set forth in the Public Company SEC Reports. There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the Public Company Common Stock (or other equity interests) in any of Public Company or its subsidiaries.

(f) Neither Public Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g) There are no: (i) pending or threatened claims by any Governmental Entity with respect to Taxes relating or attributable to any of Public Company or its subsidiaries; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax Liability of any of Public Company or its subsidiaries claimed, issued or raised by any Taxing Authority that has not been properly reflected in the condensed financial statements of Public Company set forth in the Public Company SEC Reports.

(h) Neither Public Company nor any of its subsidiaries have waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(i) Neither Public Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vi) the application of Section 952(c)(2) of the Code or the application of 951 of the Code with respect to income earned or recognized or payment received prior to the Code Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) election made under Section 108(i) of the Code prior to the Closing Date.

(j) Neither Public Company nor any of its subsidiaries (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement; or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(k) No power of attorney related or attributable to Taxes that currently is in effect has been granted by any of Public Company or any its subsidiaries.

(l) Neither Public Company nor any of its subsidiaries is or has ever been a member of an affiliated group with which it has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is or was Public Company.

(m) Neither Public Company nor any of its subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law); (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”; or (iii) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886.

(n) Neither Public Company nor any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(o) Neither Public Company nor any of its subsidiaries (i) is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes; or (ii) has made an entity classification election under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

(p) Neither Public Company nor any of its subsidiaries have or have had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Taxing Authority in a jurisdiction where any of Public Company or any of its subsidiaries does not file Tax Returns and pay Taxes that Public Company or any of its subsidiaries is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(q) Neither Public Company nor any of its subsidiaries is or has been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297(a) of the Code) or a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(r) Neither Public Company nor any of its subsidiaries have any liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). Each of Public Company and its subsidiaries has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).

(s) Neither Public Company nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.9 Owned and Leased Real Properties.

(a) Neither Public Company nor any of its subsidiaries owns or has ever owned any real property, nor is either party to any agreement to purchase or sell any real property.

(b) Except as set forth on Section 4.9(b) of the Public Company Disclosure Schedule, neither the Public Company nor any of its subsidiaries as of the date of this Agreement leases, subleases, licenses or otherwise occupies any real property nor is party to any lease, sublease, license or any other occupancy agreement (collectively, the “Public Company Leases”) and all of its previous Public Company Leases have been terminated and neither Public Company nor any of its subsidiaries has any remaining affirmative obligations under such Public Company Leases and termination agreements. Neither the Public Company nor any of its subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions. Neither Public Company nor any of its subsidiaries nor, to the Knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the Knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its subsidiaries. Neither Public Company nor any of its subsidiary’s leases, subleases or licenses any real property to any person other than Public Company and its subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Public Company Disclosure Schedule completely and accurately lists all Public Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable, except that, for any Public Company Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). All assignments of Public Company Registrations to Public Company have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Public Company. To the Knowledge of Public Company, all Public Company Registrations are subsisting, in full force and effect, valid and enforceable. Section 4.10(a) of the Public Company Disclosure Schedule also completely and accurately lists all other Intellectual Property owned or purported to be owned by Public Company or any of its subsidiaries, in whole or in part, that is material to the operations of Public Company and its subsidiaries.

(b) There are no inventorship challenges, inter partes Proceedings, opposition or nullity Proceedings or interferences declared, commenced or provoked, or, to the Knowledge of Public Company, threatened, with respect to any Patent Rights included in the Public Company Registrations. There are no inter partes Proceedings, opposition Proceedings, nullity Proceedings, expungement or reexamination Proceedings, or cancellation Proceedings declared, commenced, or provoked, or, to the Knowledge of Public Company, threatened, with respect to any Trademarks included in the Public Company Registrations. None of the Patent Rights or Trademarks included in the Public Company Registrations have been abandoned. Public Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and all relevant state, government or other public legal authorities in all jurisdictions with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications. Public Company has no knowledge of any information that would preclude Public Company from having clear title to the Public Company Registrations.

(c) Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than any owners of the Public Company Owned Intellectual Property listed in Section 4.10(c) of the Public Company Disclosure Schedule. None of the Public Company Intellectual Property is subject to any orders, decrees, judgments, rulings, writs, or injunctions. Public Company and its subsidiaries have the valid, enforceable and sufficient right in and to all Public Company Intellectual Property and all other Intellectual Property used or held for use in, or necessary for, the conduct of the business of Public Company and its subsidiaries.

(d) Public Company has taken reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To the Knowledge of Public Company, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company.

(e) To the Knowledge of Public Company, the operations of Public Company and its subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate and have not in the past six (6) years infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. To the Knowledge of Public Company, no Person has infringed, misappropriated or otherwise violated any Public Company Owned Intellectual Property or any rights under the Public Company Licensed Intellectual Property that are exclusively licensed to Public Company or any of its subsidiaries, and neither Public Company nor any of its subsidiaries has filed or threatened in writing any claims alleging that any Person has infringed, misappropriated or otherwise violated any Public Company Intellectual Property. No Person has filed and served upon Public Company or any of its subsidiaries or, to the Knowledge of Public Company, threatened or otherwise filed, any action or Proceeding alleging that Public Company or any of its subsidiaries has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights nor has Public Company or any of its subsidiaries received any written notification that a license under any other Person’s Intellectual Property is or may be required.

(f) Public Company has made available to Merger Partner copies of all written complaints, claims, notices or threats, and disclosed to Merger Partner all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, misappropriation, or other violation of any Public Company Intellectual Property.

(g) Section 4.10(g) of the Public Company Disclosure Schedule identifies each (i) license or other agreement pursuant to which Public Company has granted rights to any Public Company Licensed Intellectual Property and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company has granted any ownership interest in or to each item of Public Company Owned Intellectual Property.

(h) Section 4.10(h) of the Public Company Disclosure Schedule identifies (i) each license or agreement pursuant to which Public Company has obtained rights to any Public Company Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Public Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company has obtained any ownership interest in or to each item of Public Company Owned Intellectual Property.

(i) To the Knowledge of Public Company, no Worker of Public Company or any of its subsidiaries is in default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Public Company or any of its subsidiaries, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Public Company Intellectual Property. To the extent that any Intellectual Property has been conceived, reduced to practice, invented, authored, developed or created for or on behalf of Public Company or any of its subsidiaries by any individual while a Worker, Public Company or such subsidiary has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(j) The execution and delivery of this Agreement by Public Company does not, and the consummation by Public Company of the transactions contemplated by this Agreement shall not, result in (i) a breach of or default under any agreement governing any Public Company Intellectual Property; (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Public Company Intellectual Property; (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, any Public Company Intellectual Property; or (iv) Public Company or any of its Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property.

(k) Neither Public Company nor any of its subsidiaries is or has been, and to the Knowledge of Public Company, no previous owner of any Public Company Owned Intellectual Property has been, a member or promoter of, or a contributor to or made any commitments or agreements regarding, any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Public Company or any of its subsidiaries to grant or offer to any other Person any license or right to any Intellectual Property. No funding, facilities or personnel of any Governmental Entity, university, college, other educational institution, or research center were used, directly or indirectly, in the conception, reduction to practice, invention, authorship, development or creation of any Public Company Owned Intellectual Property.

(l) Public Company and each of its subsidiaries own or have valid, enforceable and sufficient rights to use all software, hardware, firmware, networks, platforms, databases, websites and related systems, voice and data circuits (including hubs and routers), telecommunications systems and services, and other computer and information technology systems and services owned, leased, licensed or otherwise relied on or used by them (all of the foregoing collectively, the “Company Systems”) and have materially complied with the terms and conditions of the Contracts corresponding to such Company Systems. In the past three (3) years, there have been no failures, crashes, breakdowns, continued substandard performance, security breaches or similar adverse events affecting any Company System that have caused any material disruption or interruption in or to the operations of Public Company and its subsidiaries. Public Company and each of its subsidiaries have taken commercially reasonable actions to protect the confidentiality, security and integrity of the Company Systems, have implemented and maintain commercially reasonable back-up, disaster recovery and business continuity procedures for the Company Systems, and act in compliance therewith. The Company Systems are sufficient and in good working condition for the needs of Public Company and each of its subsidiaries.

4.11 Contracts.

(a) Except as provided on Section 4.11(a) of the Public Company Disclosure Schedule, as of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Public Company, other than those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof.

(b) Public Company has not entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K other than as disclosed in a Public Company SEC Report filed prior to the date hereof.

(c) Section 4.11(c) of the Public Company Disclosure Schedule lists the following Contracts (and each amendment and modification thereto) of Public Company and its subsidiaries, or by which any of Public Company’s assets or properties are bound or subject to as of the date of this Agreement (collectively, the “Material Contracts”):

(i) all Contracts pursuant to which the Public Company or its subsidiaries (i) made payments to any third party in the twelve (12) month period prior to the date hereof, in excess of $25,000; or (ii) received payments from any third party in the twelve (12) month prior to the date hereof, in excess of $25,000;

(ii) any Contract under which Public Company has granted to a third party a license under, or option or covenant not to sue with respect to, any Public Company Intellectual Property;

(iii) all Contracts that contain or provide for “most favored nations” terms or under which Public Company or any of its subsidiaries is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(iv) any strategic alliance, reseller, referral, dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement or any Tax Sharing Agreements or similar agreements involving a share of profits, losses, costs or Liabilities between Public Company or its subsidiaries, on the one hand, and a third party, on the other hand;

(v) all Contracts over $15,000 that impose surety, guaranty or indemnification obligations on Public Company or any of its subsidiaries;

(vi) any and all employment agreements to which Public Company is a party that cannot be terminated with less than sixty (60) days’ advanced written notice;

(vii) all collective bargaining or similar agreements;

(viii) (i) any indenture, mortgage, pledge, security agreement, note or other Contract evidencing Indebtedness of Public Company or any of its subsidiaries or otherwise placing an Lien on any asset or property of Public Company or any of its subsidiaries, (ii) any guaranty or any other evidence of Liability for any Indebtedness or obligation of any other Person, or (iii) any letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which Public Company or any its subsidiaries is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);

(ix) all Contracts with a Governmental Entity;

(x) all outstanding powers-of-attorney granted by Public Company or any of its subsidiaries for any purpose whatsoever;

(xi) each form of Contract used by Public Company or any of its subsidiaries as a standard form in the Ordinary Course of Business;

(xii) all Contracts related to capital projects and capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(xiii) any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Public Company or any of its subsidiaries;

(xiv) any Contract that involved or would reasonably be expected to result in (i) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Public Company Intellectual Property, (ii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to any Public Company Intellectual Property, or (iii) Public Company or any of its subsidiaries being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property; and

(xv) each other Contract to which Public Company or any of its subsidiaries is a party or by which it or its assets are otherwise bound which is reasonably likely to involve the payment to or by Public Company or any of its subsidiaries of more than $25,000 in the aggregate.

(d) Public Company has made available to Merger Partner true and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). Neither Public Company nor any of its subsidiaries nor, to the Knowledge of Public Company, any other party thereto, is in breach of or default under (or is alleged to be in breach or default under) or has provided or received any notice of any intention to terminate any Material Contract. Each Material Contract to which Public Company or any of its subsidiaries is a party (x) is a legal and binding obligation of Public Company or any of its subsidiaries, as applicable, and, to the Knowledge of Public Company, the other relevant parties thereto and (y) is in full force and effect, enforceable against Public Company or its subsidiaries, as applicable, and, to the Knowledge of Public Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Bankruptcy and Equity Exceptions. No occurrence has occurred or exists which, with notice or lapse of time or both, may give rise to, serve as a basis for, or would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

4.12 Litigation. There is no action, suit, Proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its subsidiaries that seeks either damages in excess of $500,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except, in each case, for such actions, suits, Proceedings, claims, arbitrations or investigations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Public Company or any of its subsidiaries.

4.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect:

(i) Public Company and its subsidiaries have complied with all applicable Environmental Laws;

(ii) the properties currently or formerly owned, leased or operated by Public Company and its subsidiaries (including soils, groundwater, surface water, buildings or other structures) are or were not contaminated with any Hazardous Substances;

(iii) neither Public Company nor any of its subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(iv) neither Public Company nor any of its subsidiaries have released any Hazardous Substance into the environment.

(b) As of the date of this Agreement, neither Public Company nor any of its subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public Company or any of its subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.

(c) Neither Public Company nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

4.14 Employee Benefit Plans.

(a) Public Company has provided to Merger Partner a complete and accurate copy, as of the date of this Agreement, of all written material Employee Benefit Plans sponsored, maintained, or contributed to (or required to be contributed to), by Public Company or any of its subsidiaries for the benefit of any current or former employee or other individual service provider of Public Company or any of its subsidiaries (or such employee or other individual service provider’s beneficiary) or with respect to which Public Company or any of its subsidiaries have any liability (collectively, the “Public Company Employee Plans”). All arrangements entered into with a professional employer organization or any other similar entity is disclosed on Section 4.14(a) of the Public Company Disclosure Schedule.

(b) Each Public Company Employee Plan is and has been established and administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms and each of Public Company and its subsidiaries has in all material respects met its obligations with respect to such Public Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Public Company Balance Sheet). There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Public Company Employee Plan, and to the Knowledge of Public Company, no such audit, investigation or other proceeding is threatened.

(c) With respect to Public Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company or any of its subsidiaries.

(d) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked and, to the Knowledge of Public Company, no revocation has been threatened.

(e) Neither Public Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Public Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan is funded with or otherwise holds securities issued by Merger Partner or any of its subsidiaries. No Public Company Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f) No Public Company Employee Plan provides post-termination health or life insurance benefits to any individual, except as required by (i) COBRA or similar state Law or (ii) contractually required subsidies for COBRA coverage during severance.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will (A) result in any payment (including any severance or bonus payment) becoming due to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, (B) result in any forgiveness of Indebtedness to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, (C) increase, or result in an acceleration of the time of payment or vesting of, the compensation or benefits otherwise due to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, or (D) trigger any payment or funding of any compensation or benefits under any Public Company Employee Plan. No Public Company Employee Plan provides for the gross-up of Taxes with respect to Section 4999 or 409A of the Code.

(h) Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies in all respects and has complied in form and operation with Section 409A of the Code and all IRS regulations and other guidance thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. Since January 1, 2005, no stock option or equity unit option granted under any Public Company Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would cause an excise tax to apply to payments to plan participants.

4.15 Compliance With Laws. Public Company and each of its subsidiaries are, and since their formation have been, in compliance with, and, as of the date of this Agreement, has not received any official written notice alleging any violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

4.16 Permits and Regulatory Matters.

(a) Public Company and each of its subsidiaries have all required Permits that are material to the conduct of their businesses as currently conducted, including (i) all such Permits required by any Governmental Entity, and (ii) all Permits required under applicable Health Care Laws and necessary for the current operation of its business (collectively, the “Public Company Authorizations”). None of the Public Company Authorizations have been subject to probation, limitation, suspension, revocation, or termination, and, to the Knowledge of Public Company, there is no current action to limit, suspend, revoke, or terminate a required Public Company Authorization.

(b) Public Company and its subsidiaries are in compliance with the terms of the Public Company Authorizations. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. All Public Company Authorizations are in full force and effect, and no violations or notices of failure to comply have been issued or recorded in respect of any such Public Company Authorizations. All applications, reports, notices and other documents required to be filed by Public Company and its subsidiaries with all Governmental Entities have been timely filed and are complete and correct as of the date filed or as amended prior to the date of this Agreement.

(c) Public Company is and at all times has been in compliance with all Laws, (including all requirements relating to Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices), guidance, policies, or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority, applicable to the ownership, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product promoted, marketed or distributed by Public Company. Neither Public Company nor any of its subsidiaries has received any notices or correspondence from the FDA or any other Governmental Entity, including but not limited to FDA Form 483 or other notice of inspectional observations, “warning letters,” “untitled letters,” requests to make changes to and products, processes, operations, or similar correspondence alleging or asserting any noncompliance with any Public Company Authorizations or Laws; has not received notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Public Company Authorizations; and there is no action or proceeding pending or threatened against Public Company (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its subsidiaries is in material noncompliance with any and all applicable Laws implemented by the FDA or any other Governmental Entity exercising comparable authority. Neither Public Company nor any of its subsidiaries nor any of their respective officers, employees or agents have made an untrue statement of a material fact or fraudulent statement to any Governmental Entity or failed to disclose a fact required to be disclosed to any Governmental Entity.

(d) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products, including any cannabidiol (“CBD”), tetrahydrocannabinol (“THC”) or related products, marketed or sold by Public Company or any of its subsidiaries being conducted, requested in writing or threatened by the FDA, DEA, or any other Governmental Entity exercising comparable authority. Public Company has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products, including any CBD, THC or related products, marketed or sold by Public Company or any of its subsidiaries.

(e) The studies, tests, and preclinical and clinical trials, if any, conducted by or on behalf of Public Company within the last five (5) years are being conducted or have been conducted in accordance with approved study protocols and all applicable Laws. The descriptions of, protocols for, and material data and other results of, any such studies, tests and/or trials that have been furnished or made available to Merger Partner are accurate and complete in all respects. Public Company is not aware of any studies, test or trials the results of which would cause Public Company to believe the results would have an adverse effect on the studies, tests and trials conducted by or on behalf of Public Company, and Public Company has not received any notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or modification of any IND, or clinical trials conducted by or on behalf of Public Company.

(f) Public Company and each of its subsidiaries is (and at all times has been) in compliance with all Health Care Laws that are applicable to it or to the conduct of its business. No Proceeding is or has been pending, threatened in writing, or to the Knowledge of Public Company, threatened verbally against Public Company or any of its subsidiaries alleging any breach or violation of, non-compliance with, or default under any such Health Care Laws. None of Public Company or any of its subsidiaries has received any written notice, warning, or other communications from any Governmental Entity, customer, employee, or any other third party alleging a violation, breach or noncompliance with, or threatening any investigation under, any applicable Health Care Laws. There is no act, omission, misrepresentation, event, or circumstance which, to Knowledge of Public Company, would reasonably be expected to give rise to or form the basis for any Proceeding against Public Company or any of its subsidiaries for failure to comply with Health Care Laws. None of Public Company or any of its subsidiaries is currently, nor has it ever been, the subject of a Proceeding or an investigation by any Governmental Entity related to an alleged or actual violation of any Health Care Laws. None of Public Company or any of its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreement, consent decrees, settlement orders, or similar agreements.

(g) All contracts and other financial arrangements and relationships entered into by Public Company or any of its subsidiaries with customers, vendors, pharmacy providers, health care professionals, physicians or physician practice groups, hospitals, clinical laboratories, durable medical equipment suppliers, home health service providers, physical therapy, occupational therapy, skilled nursing facilities, other skilled care service providers, brokers, distributors, pharmaceutical, biological, or medical device manufacturers, pharmaceutical wholesalers, pharmacy benefit managers, group purchasing organizations, Payors (including workers’ compensation and no-fault insurance plans), third-party payment aggregators, employees and contractors are and have been in compliance in all material respects with all applicable Health Care Laws.

(h) Public Company is and has been in material compliance with all applicable Health Care Laws governing product promotion and advertising, including Section 5 of the FTC Act.

(i) Each of Public Company and its subsidiaries, and any director, officer, employee, agent, and representative thereof, is and has been in material compliance with Health Care Laws, and (i) no investigation by any Governmental Entity with respect to Public Company or any of its subsidiaries is active or pending, and (ii) no Governmental Entity has indicated an intention to conduct an investigation.

(j) There is no civil, criminal, administrative or other proceeding, notice or demand pending, received, or threatened against Public Company or any of its subsidiaries that relates to an alleged violation of any Health Care Law and none of Public Company or any of its subsidiaries is in receipt of a notice of any civil, criminal, administrative or other proceeding, notice or demand that relates to an alleged violation of any Health Care Law. None of Public Company, its subsidiaries, or any director, officer, employee, and agent thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law, or authorized by 21 U.S.C. § 335a(b) or any similar Law. None of Public Company or any of its subsidiaries are currently, nor have ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of the Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Entity.

(k) None of Public Company, any of its subsidiaries, or any director, officer, employee, or agent thereof, has been investigated for, charged with or convicted of a Medicare, Medicaid or other federal or state health program related offense, or convicted of, charged with or, to the Knowledge of Public Company, investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity. None of Public Company or any of its subsidiaries have arranged or contracted with (by employment or otherwise) any individual or entity that has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. No exclusion, suspension, or debarment claims, actions, proceedings, or investigation is pending or threatened against Public Company, any of its subsidiaries, or the officers, directors, equity holders, employees, or agents thereof.

4.17 Employees.

(a) All current employees of Public Company have entered into confidentiality and assignment of inventions agreements with Public Company, a copy or form of which has previously been made available to Merger Partner. To the Knowledge of Public Company, as of the date of this Agreement, no employee of Public Company or any subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its subsidiaries because of the nature of the business currently conducted by Public Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. To the Knowledge of Public Company, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Public Company or its subsidiaries.

(b) Neither Public Company nor any of its subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the Knowledge of Public Company and its subsidiaries, have there been any labor organizing activities with respect to any employees of Public Company or any of its subsidiaries in the past three (3) years. Neither Public Company nor any of its subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the Knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its subsidiaries.

(c) Except as set forth on Section 4.17(c) of the Public Company Disclosure Schedule, Public Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, all applicable Laws relating to terms and conditions of employment, equal pay, compensation, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), employment discrimination, harassment, and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment And Retraining Notification Act of 1988 (the “WARN Act”) or any similar Laws), occupational safety and health, workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(d) Neither Public Company nor any of its subsidiaries has received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Public Company or any of its subsidiaries, nor, to the Knowledge of Public Company, has any such charge been threatened. No current or former employee of Public Company or any of its subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to the Knowledge of Public Company, has an oral complaint of any of the foregoing been made within the preceding twelve (12) months.

(e) Neither Public Company nor any of its subsidiaries has caused a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

(f) Section 4.17(f) of the Public Company Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof, of the employees of Public Company, including for each individual: (i) the name and title or nature of services; (ii) date of hire or engagement, as applicable; (iii) the rate of all current compensation payable by Public Company to such individual, including a description of each such individual’s bonus and commission eligibility or other contingent or deferred compensation, if any; (iv) whether each such individual is classified as exempt or non-exempt under the federal Fair Labor Standards Act; and (v) primary work location.

(g) Public Company has no material Liability for (i) any unpaid wages, salaries, wage premiums, overtime, commissions, bonuses, fees, or other compensation to any employees, former employees and current or former independent contractors under applicable Law, Contract or policy of Public Company; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(h) All employees who are or have been classified as exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws at any time in the past three (3) years were or are properly classified as exempt at all times so classified. All individuals who are or have been classified as independent contractors at any time in the past three (3) years have been properly classified as independent contractors under all applicable Laws at all times so classified.

(i) To the Knowledge of Public Company, no allegations of sexual harassment or sexual misconduct have been made involving any employee or former employee, or any current or former director or officer at the level of vice president or above, or independent contractor of Public Company. None of Public Company nor any of its Affiliates have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any employee or former employee, or any current or former director or officer at the level of vice president or above, or independent contractor of Public Company in the past three (3) years.

(j) Public Company has taken all legally required steps to verify the identity and legal entitlement to work of each of its employees in the U.S. and has retained completed copies of Form I-9s for each of its employees in the U.S. No employee of Public Company, resident in the U.S., is employed under a work visa.

4.18 Insurance. Public Company and its subsidiaries maintain insurance policies (the “Public Company Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. None of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party. No insurer under any Public Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.

4.19 Opinion of Financial Advisor. A financial advisor of Public Company, Kingswood Capital Partners, LLC (the “Public Company Financial Advisor”), will deliver to Public Company within forty-eight (48) hours of execution of this Agreement to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the transactions contemplated by this Agreement are fair, from a financial point of view, to Public Company, a signed copy of which opinion will be delivered to Merger Partner within forty-eight (48) hours of execution of this Agreement.

4.20 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Public Company Financial Advisor, WallachBeth Capital, LLC, J.V.B. Financial Group, LLC, and Highgate Capital Partners.

4.21 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the transactions hereunder.

4.22 Certain Business Relationships With Affiliates. No Affiliate of Public Company (other than a wholly owned subsidiary of Public Company) (a) owns any material property or right, tangible or intangible, which is used in the business of Public Company or any of its subsidiaries, (b) has any material claim or cause of action against Public Company or any of its subsidiaries or (c) owes any material money to, or is owed any material money by, Public Company or any of its subsidiaries. Section 4.22 of the Public Company Disclosure Schedule describes any material Contracts between Public Company and any Affiliate thereof (other than a wholly owned subsidiary of Public Company) which were entered into or have been in effect at any time since January 1, 2021, other than (i) any employment or service Contracts, invention assignment agreements and other Contracts entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation, or (ii) any arms-length agreements with any portfolio company of any venture capital firm, private equity firm, angel investor, or similar investor of Public Company.

4.23 Controls and Procedures, Certifications and Other Matters.

(a) Public Company and each of its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the condensed financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Public Company and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.

(c) Neither Public Company nor any of its subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company or any of its subsidiaries. Section 4.23(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company or any subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(d) Public Company is, and has been at all times since its initial listing, in compliance in all material respects with all applicable Nasdaq listing standards, including, without limitation, all corporate governance, financial, and reporting requirements imposed by Nasdaq. Except as set forth on Section 4.23(d) of the Public Company Disclosure Schedule, to the Knowledge of Public Company, there are no facts or circumstances that would reasonably be expected to result in any non-compliance with such Nasdaq listing standards.

4.24 Books and Records. The minute books and other similar records of Public Company contain complete and accurate records of all actions taken at any meetings of Public Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Public Company have been maintained in accordance with good business and bookkeeping practices.

4.25 Data Protection.

(a) Public Company and each of its subsidiaries has at all times complied with all (i) Privacy Laws, (ii) privacy- or information security-related terms of any Contract by which Public Company is bound (including, but not limited to, data processing agreements), (iii) industry standards relating to privacy or information security, and (iv) Privacy Policies (collectively, the “Privacy Requirements”). Public Company and each of its subsidiaries has implemented and maintained reasonable and appropriate measures to ensure that Public Company and each of its subsidiaries complies with such Privacy Requirements. Without limiting the foregoing, Public Company maintains a HIPAA compliance program, which includes, but is not limited to: (a) conducting regular HIPAA Security Rule Risk Assessments; (b) appointment of HIPAA Security and Privacy officers; (c) execution of business associate agreements with applicable third parties; (d) maintenance of HIPAA Privacy and Security policies; and (e) workforce HIPAA training conducted at time of hire and annually thereafter.

(b) Public Company has provided legally adequate notice of its privacy practices in its Privacy Policies, and Public Company’s privacy and security practices conform, and at all times have conformed, to all of its Privacy Policies. No disclosure made or contained in any Privacy Policy is, or has been, inaccurate, misleading, or deceptive in any way or has violated Privacy Requirements (including by omission). Public Company has, at all times, posted Privacy Policies on websites, mobile applications, or where otherwise required under applicable Privacy Laws, of the Public Company and each of its subsidiaries. Public Company has made available to Merger Partner true, correct and complete copies of all Privacy Policies.

(c) Public Company has contractually obligated all third parties, including, without limitation, customers, suppliers, and service providers, that have access to Sensitive Data or Company Systems to (i) comply with Privacy Laws; (ii) act only in accordance with the instructions of Public Company; (iii) comply with Privacy Policies; (iv) take appropriate steps to protect and secure Personal Data; and (v) restrict use of Personal Data to those authorized or required under the servicing, outsourcing, Processing, or similar arrangement. To the Knowledge of Public Company, no third party with access to Sensitive Data has failed to comply with any such obligations. Public Company does not, and does not permit any third parties with access to Personal Data to, sell, lease rent, make available, or otherwise disclose any Personal Data for monetary or other consideration; or re-identify or attempt to re-identify information that has been de-identified or aggregated.

(d) Public Company and each of its subsidiaries has sufficient rights and authority to permit the use and other Processing of Personal Data by or for Public Company and each of its subsidiaries, including in connection with the development, offering, and provision of its services. Public Company has: (i) provided adequate notice and obtained any necessary consents required for the Processing of Personal Data under applicable Privacy Requirements (including without limitation all required authorizations from individuals for the use or disclosure of health information in compliance with HIPAA), (ii) obtained all applicable permits and licenses, and made all governmental filings, required under applicable Privacy Laws to Process Personal Data; (iii) complied with any contractual obligation, agreement, permit, license, government filing or other obligation regarding the Processing of Personal Data; and (iv) abided by any applicable opt-outs related to Personal Data. All Sensitive Data will continue to be available for processing by Merger Partner following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor the disclosure or transfer of Sensitive Data to Merger Partner, will result in any violation of the Privacy Laws, require notice to any Person or result in any order or contract with any Governmental Entity becoming applicable to Merger Partner. Public Company is not subject to any order or contract with any Governmental Entity or other Person which restricts, impairs, encumbers, hinders, or imposes requirements in connection with its Processing of any Personal Data.

(f) There is not, and has not been, any Proceeding or other allegation involving the Public Company, any of its subsidiaries, or any of their service providers (in the case of service providers, relating to any services provided for or on behalf of the Public Company or its subsidiaries) by any Governmental Entity or other Person relating to Public Company’s privacy or data security practices, the security of any systems or the Processing of Personal Data, and there are no current or historic facts or circumstances that would reasonably be expected to give rise to any such Proceeding. Without limiting the generality of the foregoing, there are no, and have been no, actual or threatened Proceedings contesting or challenging the rights or abilities of Public Company or any of its subsidiaries to engage in any Processing of Personal Data.

(g) Public Company has implemented and at all times maintained a Security Program that complies with all Privacy Requirements. The Security Program and the implementations of such Security Program: (i) identifies internal and external risks to the security of Company Systems and Sensitive Data; and (ii) complies with all applicable Privacy Laws. Public Company has at all times implemented, maintained, and monitored adequate and effective safeguards and measures to preserve and protect the confidentiality, availability, security, and integrity of all systems and Sensitive Data. Such safeguards and measures have complied at all times with Privacy Laws and have (x) included steps to protect systems from any Security Incident, contaminants, loss, theft and interruption, and any unauthorized Processing, access, use, disclosure or modification; (y) provided for the performance and documentation of risk assessments and management procedures of Public Company and each of its subsidiaries; and (z) adhered to industry best practices pertaining to secure programming techniques. Public Company has made available to Merger Partner a true, correct and complete copy of the Security Program.

(h) All employees and contractors of Public Company and each its subsidiaries who have access to Sensitive Data or Company Systems have received professional and appropriate training with respect to compliance with applicable Privacy Laws and Public Company’s Security Program. Public Company has promptly investigated and addressed any material deviations from its Security Program and taken corrective and mitigating actions designed to prevent the recurrence of any such deviations.

(i) Public Company has not experienced a Security Incident. Public Company has not received any claim or notice from any party that a Security Incident may have occurred or is being investigated. No circumstance has arisen in which any applicable Privacy Law would require Public Company to notify a Governmental Entity, data subject, Person, or other third party of a Security Incident. Public Company is not aware of any circumstance that may result in any of the foregoing. Public Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

(j) Public Company has taken and, if applicable, is currently taking prompt, appropriate action (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all risks, threats and vulnerabilities identified in assessments and analyses performed by or for Public Company or any of its subsidiaries or about which the Public Company is aware. Public Company has not identified and is not aware of any security vulnerabilities affecting its systems that have not been remediated.

4.26 No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Merger Partner nor any other person on behalf of Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or its financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Merger Partner set forth in Article III) none of Public Company, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any representations, warranties, statements, or information (including the accuracy or completeness thereof).

Article V
CONDUCT OF BUSINESS

5.1 Conduct of Business of Merger Partner. Except as expressly provided herein or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall use commercially reasonable efforts to, act and carry on its business in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly provided herein, or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall not directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than the issuance of shares upon exercise or conversion of any convertible securities of Merger Partner; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

(d) acquire, by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(e) except in the ordinary course of business, sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or assets of Merger Partner;

(f) except in the ordinary course of business, sell, dispose of or otherwise transfer any assets material to Merger Partner;

(g) enter into any material transaction other than in the ordinary course of business;

(h) (i) incur any Indebtedness for borrowed money other than pursuant to Contracts existing as of the date of this Agreement or any refinancings with respect thereto, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Merger Partner, or (iii) make any loans, advances or capital contributions to, or investment in, any other person; or

(i) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Merger Partner in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.2 Conduct of Business of Public Company. Except as set forth in Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or any Ancillary Document (including entering into (i) various Subscription Agreements and consummating the PIPE and (ii) the Convert Documents and issuing the Convert Shares) or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), and, use commercially reasonable efforts to maintain and preserve its and each of its subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or any Ancillary Document (including entering into (i) various Subscription Agreements and consummating the PIPE and (ii) the Convert Documents and issuing the Convert Shares) or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than the issuance of shares upon exercise or conversion of any convertible securities of Public Company; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(c) amend, supplement, restate or otherwise modify the Warrant Agent Agreement, its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Public Company and its subsidiaries, taken as a whole;

(e) initiate, consummate or take any action in respect of the Reorganization;

(f) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Public Company or of any of its subsidiaries;

(g) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Public Company and its subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its subsidiaries);

(h) enter into any material transaction;

(i) license any material Intellectual Property rights to or from any third party;

(j) (i) incur or suffer to exist any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than Public Company or any of its direct or indirect wholly owned subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its subsidiaries against fluctuations in commodities prices or exchange rates;

(k) enter into any financing arrangement, including any equity and/or debt financing or any commitments or other Contract for the purchase of any debt securities, convertible debt securities or other equity securities of Public Company;

(l) to the extent any Public Company Warrants are exercised prior to Closing, use the proceeds from any such exercise in a manner other than in accordance with the Note Documents;

(m) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Public Company Lease;

(n) make (A) any capital expenditures or (B) other expenditures in excess of $15,000 in the aggregate, except as otherwise approved in the monthly budget of Public Company pursuant to Section 4(h) of the Note Documents;

(o) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(p) except for terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its subsidiaries);

(q) (i) enter into any contract or agreement outside of the Ordinary Course of Business or in excess of $15,000, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Public Company or any of its subsidiaries or (ii) license any Intellectual Property rights to or from any third party;

(r) except as otherwise approved in the monthly budget of Public Company pursuant to Section 4(h) of the Note Documents, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any Public Company Employee Plan (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement) or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any benefit not provided for as of the date of this Agreement under any benefit plan under any Public Company Employee Plan, (v) grant any awards under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement);

(s) make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for Public Company or any of its subsidiaries, or the Merger Partner or its Affiliates;

(t) commence any offering of shares of Public Company Common Stock, including pursuant to any employee stock purchase plan;

(u) initiate, threaten, compromise or settle any litigation or arbitration proceeding;

(v) fail to use commercially reasonable efforts to maintain insurance levels substantially comparable to levels existing as of the date of this Agreement;

(w) open or close any clinics or office;

(x) fail to pay accounts payable and other obligations when due; or

(y) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.3 Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed a confidentiality agreement, dated as of February 11, 2025 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

Article VI
ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Effective Time, each of Merger Partner, Public Company and their respective subsidiaries shall not, and each of Merger Partner and Public Company shall use reasonable best efforts to cause their respective directors, officers, employees, attorneys, accountants, consultants, agents, financial advisors and other representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Public Company or Merger Partner, as applicable, access to such Party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), prior to the Specified Time, each of Public Company and Merger Partner, and their respective Representatives, may (A) furnish non-public information with respect to Public Company and its subsidiaries or Merger Partner, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided, (x) that either Merger Partner or Public Company (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and, if entered into after the date of this Agreement, containing additional provisions that expressly permit such party to comply with this terms of this Section 6.1 (a copy of which shall be provided to the other party), (y) the Party seeking to make use of this proviso has not otherwise materially breached this Section 6.1 with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board (as applicable) has determined (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any director, officer, attorney, or financial advisor of Public Company or Merger Partner shall be deemed to be a breach of this Section 6.1 by Public Company or Merger Partner, as applicable.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Effective Time:

(i) (A) Merger Partner Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, (2) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, or (3) propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Merger Partner Board Recommendation Change”) and (B) the Public Company Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) fail to include its approval of the Required Public Company Proposals in the Information Statement or withdrawn or modified, in a manner adverse to Merger Partner, its approval of the Required Public Company Proposals, (2) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the Required Public Company Proposals, (3) after the receipt by Public Company of an Acquisition Proposal, Merger Partner requests in writing that Public Company Board reconfirm its recommendation of the Required Public Company Proposals and Public Company Board fails to do so within ten (10) Business Days after its receipt of Merger Partner’s request, (4) fail to recommend publicly against acceptance of a tender offer within ten (10) Business Days after commencement or (5) propose publicly to approve, adopt or recommend, or has approved, adopted, or recommended any Acquisition Proposal (each a “Public Company Board Recommendation Change”);

(ii) each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be, may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, (A) with respect to a Superior Proposal or (B) in response to an Intervening Event (in the case of either clause (A) or clause (B)) if: (i) such board of directors shall have determined (after consultation with outside legal counsel) that the failure to effect such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; (ii) such Party has provided at least four (4) Business Days prior written notice to the other Party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such Party has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal or Intervening Event; and (iv) if the other Party shall have delivered to such Party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four (4) Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined (after consultation with outside legal counsel), after considering the terms of such offer by the other Party, that the failure to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such Party’s stockholders would receive as a result of such potential Superior Proposal), such Party shall be required to provide the other Party with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the board of directors of such Party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.

(c) Notices of Proposals. Each Party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other Party of its receipt of any Acquisition Proposal and (ii) provide to the other Party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the person making such Acquisition Proposal, and copies of all written communications and materials from such person with respect to such actual or potential Acquisition Proposal. Such Party in receipt of an Acquisition Proposal shall notify the other Party, in writing, of its first decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Such Party in receipt of an Acquisition Proposal will (A) provide the other Party with written notice setting forth such information as is reasonably necessary to keep such other Party reasonably informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto made by the person making an Acquisition Proposal, and (B) prior to, or substantially concurrently with, the provision of any material non-public information of such Party to any such person, provide such information the other Party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other Party.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner, Public Company, Public Company Board or Merger Partner Board, as applicable, from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner, Public Company, Public Company Board or Merger Partner Board, as applicable, pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable Board of Directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless such communication expressly reaffirms its recommendation for the Merger and the other transactions contemplated hereby in such communication.

(e) Cessation of Ongoing Discussions. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any Party hereto under the other provisions of this Section 6.1. Public Company and Merger Partner will each promptly revoke or withdraw access of any person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company that was established or shared in connection with any potential Acquisition Proposal and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Merger Partner, as applicable, previously provided to such person.

6.2 Stockholder Approval.

(a) No later than the seventh (7th) Business Day after the date hereof, Merger Partner shall obtain the Merger Partner Stockholder Approval by the Merger Partner Written Consents (in a form reasonably acceptable to Public Company) to be executed and delivered by Merger Partner’s stockholders for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Merger Partner Written Consent, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger such Merger Partner stockholder is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Common Stock under Section 262 the DGCL. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable Laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Stockholder Approval. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any disclosure circulated to Merger Partner’s stockholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any disclosure, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s stockholders consent to the adoption of this Agreement and approval of the Merger.

(b) No later than the seventh (7th) Business Day after the date hereof, Public Company shall obtain the Public Company Stockholder Approvals by the Public Company Written Consents (in a form reasonably acceptable to Merger Partner) to be executed and delivered by Public Company’s stockholders for the purposes of considering and approving the Required Public Company Proposals and, as applicable, the Other Public Company Proposals. Subject to Section 6.1(b), Public Company shall take all action that is both reasonable and lawful to obtain from its stockholders the Public Company Written Consents in favor of the Required Public Company Proposals and, as applicable, the Other Public Company Proposals. The Public Company Written Consents shall be obtained as promptly as practicable after the effective date of this Agreement, but in no event no later than seven (7) Business Days after the date hereof.

(c) Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with Section 6.1 and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 8.1, Public Company’s obligation to obtain the Public Company Written Consents in accordance with Section 6.2(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal, or by any Public Company Board Recommendation Change.

(d) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.1, Public Company agrees that the Public Company Board shall recommend that the stockholders of Public Company approve the Required Public Company Proposals and Public Company shall include such recommendation and the Public Company Board's statement of approval in the Information Statement.

(e) No later than the seventh (7th) Business Day after the date hereof, Public Company, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

(f) Notwithstanding the foregoing, nothing herein shall limit a Party’s right to terminate this Agreement pursuant to Section 8.1.

6.3 Information Statement.

(a) As promptly as practical after the execution of this Agreement and contingent upon receipt from Merger Partner of the information required by the following sentence, Public Company, with the cooperation of Merger Partner, shall prepare and file with the SEC the Information Statement. Merger Partner, Merger Sub and Public Company shall (i) provide to the other parties as promptly as practical all information, including financial statements and descriptions of its business and financial condition, as Public Company as such other parties may reasonably request for preparation of the Information Statement and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Information Statement, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Information Statement and to the reference to such accountant firm as an “expert” therein. Public Company shall cause the Information Statement to be mailed to its stockholders at the later of the expiration of the 10-day period set forth in Rule 14c-5 of the Exchange Act or at such time that the SEC confirms to Public Company or its employees that it has no additional comments. Public Company shall notify Merger Partner promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or any filing pursuant to Section 6.3(b) or for additional information and shall supply Merger Partner with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Information Statement, the Merger or any filing pursuant to Section 6.3(b). Public Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC under this Section 6.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever either Public Company or Merger Partner shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Information Statement or any filing pursuant to Section 6.3(b), Public Company or Merger Partner, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Public Company and Merger Partner, such amendment or supplement.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing of the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Public Company shall provide Merger Partner a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Merger Partner. Public Company will advise Merger Partner, promptly after Merger Partner receives notice thereof, of the expiration of the 10-day period set forth in Rule 14c-5 of the Exchange Act or at such time that the SEC confirms to Public Company or its employees that it has no additional comments to the Information Statement, or any supplement or amendment thereto has been filed, of the issuance of any stop order or the suspension of the qualification of Public Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Information Statement or for additional information.

(c) Public Company and Merger Partner shall promptly make all necessary filings with respect to the Merger and the Share Issuance under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.4 Nasdaq Listing. Public Company agrees to continue the listing of Public Company Common Stock on Nasdaq during the term of this Agreement and to cause the shares of Public Company Common Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with Public Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to Public Company all information concerning Merger Partner and its equityholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.4.

6.5 Access to Information. Each of Public Company and Merger Partner shall (and Public Company shall cause its subsidiaries to) afford to the other Party’s Representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and Public Company shall cause its subsidiaries to) furnish promptly to the other Party all information concerning its business, properties, assets and personnel as the other Party may reasonably request in furtherance of the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that a Party may restrict the foregoing access to the extent that (a) any applicable Law requires such restriction, (b) such access would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege, or (c) such access would be in breach of any confidentiality obligation or similar obligation. Each of Public Company and Merger Partner will (and Public Company will cause its subsidiaries to) hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Any information obtained pursuant to the access contemplated by this Section 6.5 shall be subject to the Confidentiality Agreement. Any access to any facilities of Merger Partner, Public Company, or any of their subsidiaries, shall be subject to the reasonable security measures and insurance requirements of Merger Partner, Public Company, or any of their subsidiaries, as applicable. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other Party with copies of any material notice, report or other document received from any Governmental Entity in connection with the Merger or any of the transactions contemplated by this Agreement.

6.6 Efforts to Consummate; Legal Conditions to Merger.

(a) Subject to the terms hereof, including Section 6.6(b), Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and its implementing regulations, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Information Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Public Company and Merger Partner agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Each of Merger Partner and Public Company shall use reasonable best efforts to give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect from occurring prior to or after the Effective Time. Notwithstanding the foregoing, each Party shall bear its own out-of-pocket costs and expenses of attorneys and other advisors incurred in connection with the preparation of or seeking any such third-party consents.

(c) Subject to the terms hereof, Public Company and Merger Partner agree, and shall cause each of their respective subsidiaries, to (i) cooperate and to use their respective commercially reasonable efforts to achieve expiration or termination of the waiting periods under the HSR Act, including any extensions thereof, and to obtain any other required government clearances or approvals under any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), and (ii) respond to any government requests for information under any Antitrust Law. Public Company and Merger Partner shall use reasonable best efforts to file no later than ten (10) Business Days after the date of this Agreement the Notification and Report Forms required by the HSR Act. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything to the contrary in this Section 6.6, neither Public Company nor any of its subsidiaries nor Merger Partner shall be under any obligation to (A) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Public Company, any of its Affiliates or Merger Partner or any of its subsidiaries or the holding separate of the shares of Merger Partner Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Public Company or any of its subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Merger Partner Common Stock (or shares of stock of the Surviving Corporation) or (B) take any action under this Section 6.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

6.7 Public Disclosure. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by Merger Partner and Public Company prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is not a Business Day, on the first Business Day following execution of this Agreement). Promptly after the execution of this Agreement, Public Company shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the securities Laws, which Merger Partner shall have the opportunity to review and comment upon prior to filing and Public Company shall consider such comments in good faith. Merger Partner, on the one hand, and Public Company, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Merger Partner or Public Company, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Public Company and Merger Partner prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Public Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by securities Laws, which Closing Filing shall be in a form to be mutually agreed between Public Company and Merger Partner (such agreement not to be unreasonably withheld, conditioned or delayed). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and, in the case of Public Company, its equityholders, and such other matters as may be reasonably necessary for such press release or filing. No Party shall issue any other press release or otherwise make any public statement with respect to the Merger or this Agreement unless required by applicable Law or stock exchange rule, in which case the Party required to make such disclosure shall use commercially reasonable efforts to consult with the other Party before making any such press release or public statement.

6.8 Intended Tax Treatment.

(a) The Parties intend that the Merger and the PIPE, together and as part of a single integrated transaction, shall qualify for the Intended Tax Treatment. Each of Public Company, Merger Sub and Merger Partner shall use reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which to its knowledge would reasonably be expected to prevent or impede the Merger and the PIPE from qualifying for the Intended Tax Treatment. If the Parties cannot achieve the Intended Tax Treatment, notwithstanding anything to the contrary set forth in this Agreement, (i) each of the Parties shall, and shall cause their Affiliates to, (A) cooperate with each other and their respective counsel and (B) take any and all reasonable actions, in each case, to the extent necessary to ensure that each of the Merger and the PIPE, either alone or together and as part of an integrated transaction, will, at a “more likely than not” (or higher) level of comfort, be treated as a Qualifying Tax Transaction.

(b) Neither Public Company, Merger Sub, or and Merger Partner shall take any Tax position on any Tax Return, in any audit or proceeding before any Taxing Authority, in any report made for Tax, or otherwise inconsistent with the Intended Tax Treatment unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code). If any Taxing Authority disputes the Intended Tax Treatment, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Information Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Public Company and Merger Partner shall each use their respective reasonable best efforts to deliver to Brunson Chandler & Jones, PLLC, counsel to Public Company, and to Reed Smith LLP, counsel to Merger Partner, customary Tax representation letters satisfactory to each such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Information Statement or any other filing required by applicable Law, (ii) Public Company shall use its reasonable best efforts to cause Brunson Chandler & Jones PLLC to furnish a Tax Opinion addressed to Public Company, subject to customary assumptions and limitations, satisfactory to the SEC and (iii) Merger Partner shall use its reasonable best efforts to cause Reed Smith LLP to furnish a Tax Opinion addressed to Merger Partner, subject to customary assumptions and limitations, satisfactory to the SEC.

6.9 Restrictive Legends. The offer and sale of the Public Company Common Stock to the stockholders of Merger Partner pursuant to this Agreement shall be made in a private placement in reliance on Section 4(a)(2) of the Securities Act. The certificates or book entry notations representing the shares of Public Company Common Stock issued to the stockholders of Merger Partner pursuant to this Agreement will be imprinted with a legend in substantially the following form:

THE OFFER AND SALE OF THE SECURITIES EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.

6.10 D&O Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Public Company and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Merger Partner, Public Company or any of their respective subsidiaries (the “D&O Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Person is or was an officer, director, employee or agent of Merger Partner, Public Company or any of their respective subsidiaries, or, while a director or officer of Merger Partner, Public Company or any of their respective subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted under the applicable certificate of incorporation and bylaws. Each D&O Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and the Surviving Corporation following receipt by Public Company or the Surviving Corporation from the D&O Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Merger Partner and Public Company immediately prior to the Effective Time.

(b) Prior to the Effective Time, Public Company shall purchase a six (6)-year prepaid “D&O tail policy” (the “D&O Public Company Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Public Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability to be mutually agreed by Public Company and Merger Partner prior to the Closing (which approval will not be unreasonably withheld, conditioned or delayed), but that are no more favorable than the coverage provided under Public Company’s existing policies as of the date of this Agreement with respect to coverage of any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Public Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(c) Prior to the Effective Time, Merger Partner shall purchase a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Merger Partner’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Merger Partner’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Merger Partner by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(d) Public Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by a person in successfully enforcing such person’s rights provided in this Section 6.10.

(e) Public Company and Merger Partner agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Public Company, Merger Partner or any of their respective subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in existence immediately prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the current officers and directors of Public Company, Merger Partner or any of their respective subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Person, or any person who is a beneficiary under the policies referred to in this Section 6.10 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Person or other person.

(f) If the Surviving Corporation or Public Company or any of their respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such person shall assume all of the obligations of such person set forth in this Section 6.10.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Merger Partner, Public Company or any of their respective subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11 Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate which would cause the failure of a condition set forth in Article VII, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.12 FIRPTA Tax Certificates. On or prior to the Closing, Merger Partner shall deliver to Public Company a properly executed certification that shares of Merger Partner Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) of the Treasury Regulations.

6.13 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.14 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Public Company, on the one hand, and Merger Partner, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Public Company, any of Public Company, Merger Sub or any of their respective Representatives (in their capacity as a Representative of Public Company) or, in the case of Merger Partner, Merger Partner or any of its Representatives (in their capacity as a Representative of Merger Partner). Public Company and Merger Partner shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall (x) Public Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Merger Partner (such consent not to be unreasonably withheld, conditioned or delayed), or (y) Merger Partner or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Public Company (such consent not to be unreasonably withheld, conditioned or delayed).

6.15 Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required to cause any acquisitions of Public Company Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 New Incentive Plan. Prior to the Effective Time, the Public Company Board shall approve and adopt, subject to approval by the stockholders of Public Company, an equity incentive plan in a form to be mutually agreed between Merger Partner and Public Company (such agreement not to be unreasonably withheld, conditioned or delayed) in a form reasonably acceptable to Merger Partner (the “New Plan”), effective as of one (1) day prior to the Closing Date, which shall provide for an aggregate share reserve thereunder equal to ten percent (10%) of the fully diluted Public Company Common Stock of Public Company as of immediately after Closing. If the New Plan is approved by stockholders of Public Company and becomes effective, Public Company shall file a registration statement on Form S-8 registering the shares of Public Company Common Stock reserved for issuance under the New Plan as soon as reasonably practicable after Public Company becomes eligible to use such form.

6.17 Exercise of Public Company Warrants. To the extent any Public Company Warrants are exercised between the date hereof and the Closing, Public Company shall deliver monthly reports to Merger Partner setting forth the holders of Public Company Warrants who exercised their Public Company Warrants, the aggregate number of Public Company Warrants that have been exercised and the aggregate proceeds from any such exercise (“Monthly Warrant Proceeds”). Public Company (i) shall use the Monthly Warrant Proceeds to pay any amounts due and payable under the Note Documents and (ii) to the extent there are any Monthly Warrant Proceeds in excess of the amounts due and payable as described in clause (i), Public Company shall not to use any such excess Monthly Warrant Proceeds without Merger Partner’s prior written consent. To the extent any Public Company Warrants are exercised following the Closing, all proceeds from any such exercise of the Public Company Warrants shall be used as determined in the sole discretion of the Public Company Board, with $7,886,326 of such proceeds reserved for up to thirty (30) days following the Closing for payment of any redemptions of the Public Company Warrants.

6.18 Warrant Exercise Registration Statement. During the period between the date hereof and the Closing, Public Company shall maintain the effectiveness of the Warrant Registration Statement, as amended, including filing any post-effective amendments or supplements to the Warrant Registration Statement or prospectuses therein, and keep the Warrant Registration Statement free of any material misstatements or omissions.

6.19 Good Standing of Public Company. Public Company shall deliver to Merger Partner a good standing certificate for Public Company from the Secretary of State of Utah, dated no earlier than five (5) Business Days prior to the Closing Date.

6.20 Solvency. Assuming (a) the accuracy of the representations and warranties of Merger Partner set forth in Article III hereof and (b) compliance by Merger Partner with their covenants and agreements set forth in this Agreement, as of the date hereof, Public Company is not considered a Going Concern under General Accounting Principles.

6.21 Existing Indebtedness Agreements. Public Company shall repay within three business days from the date hereof the outstanding balance of that certain Loan Agreement, dated December 25, 2023, by and among Public Company, Square Financial Services, Inc. (“Square”), and Block, Inc. (“Block”). Public Company acknowledges and agrees that it shall continue to pay the balance of and otherwise remain in compliance with the terms of (i) that certain Loan Agreement, dated December 26, 2023, by and among Public Company, Square, and Block, and (ii) that certain equipment purchase agreement, dated April 22, 2024, by and between Public Company and Marlin Leasing Corporation (d/b/a PEAC Solutions) (collectively, the “Existing Indebtedness Agreements”).

6.22 Note Documents. From and after the date of this Agreement, Public Company shall comply and maintain compliance with, and shall cause any other party that becomes party thereto to comply and maintain compliance with, the terms of the Note Documents.

6.23 Public Company Transaction Expenses Cap. From and after the date of this Agreement and without the prior written consent of Merger Partner, Public Company shall not incur any Public Company Transaction Expenses such that the aggregate amount of Public Company Transaction Expenses exceeds the Public Company Transaction Expenses Cap by an amount equal to or greater than $15,000 (the “Overage Expenses”). To the extent Public Company fails to obtain Merger Partner’s prior written consent with respect to any such Overage Expenses, Wade Rivers acknowledges and agrees to forfeit a number of shares of Public Company Common Stock equal to the quotient of the Overage Expenses divided by the volume-weighted adjusted closing price of a share of Public Company Common Stock for the five (5) trading days immediately preceding the date such Overage Expenses are incurred.

6.24 Convert Documents. From and after the date of this Agreement, Public Company shall comply and maintain compliance with, and shall cause any other party that becomes party thereto to comply and maintain compliance with, the terms of the Convert Documents.

6.25 PIPE Proceeds. Public Company hereby agrees to reserve an amount from the proceeds it receives from the PIPE to be available for the working capital needs of Kindly LLC (the “Working Capital Reserve Amount”); provided, however, that Kindly LLC’s use of the Working Capital Reserve Amount shall be subject to monthly budget approvals by the Public Company Board. The Working Capital Reserve Amount shall be an amount equal to (i) $5,500,000 minus (ii) the sum of (x) the Public Company Transaction Expenses plus (y) any amounts payable to BTC pursuant to the Note Documents.

6.26 280G Analysis. Within thirty (30) days from the date of this Agreement, Public Company shall undertake and complete an analysis to determine whether Public Company or any of its subsidiaries has made any payment or provided any benefit, is obligated to make any payment or provide any benefit, or is a party to any plan, program, policy, agreement or arrangement that could obligate it to make any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

Article VII
CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Merger Partner Proposal shall have been approved by means of the Merger Partner Written Consents by the requisite approval of the stockholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation. The Required Public Company Proposals shall have been approved by means of the Public Company Written Consents by the requisite approval of the stockholders of Public Company under applicable Law, stock market regulations, and the Amended & Restated Public Company Charter.

(b) Information Statement. No proceeding with respect to the Information Statement shall have been initiated or threatened in writing by the SEC or its staff.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Nasdaq Notification. (i) The Nasdaq Listing Application shall have been approved, and (ii) the shares of the Public Company Common Stock to be issued pursuant to the Share Issuance shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(e) HSR Act. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable Antitrust Laws set forth on Schedule 7.1(e) of the Public Company Disclosure Schedules shall have expired and all other necessary consents of any Governmental Entity shall have been obtained, made or expired, as applicable.

7.2 Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The Merger Partner Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) and the representations and warranties of Merger Partner set forth in Article III (other than the Merger Partner Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Merger Partner Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Merger Partner Material Adverse Effect.

(b) Performance of Covenants. Merger Partner shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(c) No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Assignment Agreement. Public Company shall have received a copy of the Assignment Agreement, duly executed by Merger Partner and BTC.

(e) Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by the President of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

7.3 Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The Public Company Fundamental Representations (other than the representations and warranties set forth in Section 4.7(i)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.7(i) shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iii) the representations and warranties of Public Company set forth in Article IV (other than the Public Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Public Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Public Company Material Adverse Effect.

(b) Performance of Covenants. Public Company and Merger Sub shall have performed in all material respects all of the covenants and obligations required to be performed by Public Company and Merger Sub under this Agreement prior to or at the Closing.

(c) No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Resignations of and Appointments to Public Company Board. (i) Merger Partner shall have received copies of the resignations, effective as of the Effective Time, of each director of Public Company and its subsidiaries, other than a resignation from the individual designated a director to Public Company Board by the Public Company in compliance with Section 1.5(a) and (ii) new directors shall have been appointed to Public Company Board as of the Effective Time as described in Section 1.5(a), except for the individual designated a director to Public Company Board by Public Company in compliance with Section 1.5(a).

(e) Assignment Agreement. Merger Partner shall have received a copy of the Assignment Agreement, duly executed by Public Company.

(f) Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by the Chief Executive Officer or Chief Financial Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), and (c) have been satisfied.

(g) Consummation of PIPE. Public Company shall have entered into the Subscription Agreements and consummated the PIPE.

(h) Public Company Governing Documents. The Public Company Board and the stockholders of Public Company shall have approved and adopted the Second Amended & Restated Public Company Bylaws and Second Amended & Restated Public Company Charter, as applicable, and the Second Amended & Restated Public Company Bylaws and Second Amended & Restated Public Company Charter shall be in full force and effect.

(i) Warrant Exercise Registration Statement. The Warrant Registration Statement shall be effective and Public Company shall have filed all necessary post-effective amendments or supplements to the Warrant Registration Statement or the prospectus therein, so that the Warrant Registration Statement is available for the issuance of the shares of Public Company Common Stock underlying the Public Company Warrants following Closing.

(j) Form S-3 Registration Statement. Public Company shall be eligible to register the Public Company Common Stock to be issued to (i) the investors in the PIPE, (ii) the Convert Investor, and (iii) the stockholders of Merger Partner for resale by such Public Company stockholders on a shelf registration statement on Form S-3 promulgated under the Securities Act.

(k) Note Documents. The Note Documents shall remain in full force and effect as of the Closing Date, and Public Company shall have maintained and remain in compliance with, and shall have caused any other party that becomes party thereto to have maintained and remained in compliance with, the terms of the Note Documents.

7.4 Frustration of Closing Conditions. Public Company may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused by Public Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.6, or a breach of this Agreement. Merger Partner may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused by Merger Partner’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.6, or a breach of this Agreement.

Article VIII
TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(k), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Proposal by the stockholders of Merger Partner or approval of the Required Public Company Proposals by the stockholders of Public Company:

(a) by mutual written consent of Public Company and Merger Partner;

(b) by either Public Company or Merger Partner if the Merger shall not have been consummated by November 14, 2025 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date);

(c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d) by either Public Company or Merger Partner if at the Required Public Company Stockholder Approval is not obtained by delivery of the Public Company Written Consents on or prior to 5:00 p.m., New York City time on the date that is seven (7) Business Days after the date hereof;

(e) by Public Company, if at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have effected a Merger Partner Board Recommendation Change, or (ii) Merger Partner shall have materially breached its obligations under Section 6.1 or Section 6.2(a) of this Agreement;

(f) by Merger Partner, at any time prior to the receipt of the Required Public Company Stockholder Approval, if: (i) Public Company Board shall have effected a Public Company Board Recommendation Change or (ii) Public Company shall have materially breached its obligations under Section 6.1 or Section 6.2(b) of this Agreement;

(g) by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied; provided that neither Public Company nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(h) by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied; provided that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Public Company, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(i) by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery of the Merger Partner Written Consents on or prior to 5:00 p.m., New York City time, on the date that is seven (7) Business Days after the date hereof (the “Merger Partner Stockholder Approval Deadline”); provided that if Merger Partner cures by delivering the Merger Partner Stockholder Approval within three (3) calendar days after Merger Partner Stockholder Approval Deadline, then Public Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(i);

(j) by Merger Partner if, at any time prior to the receipt of the Merger Partner Stockholder Approval, each of the following occur: (A) Merger Partner shall have received a Superior Proposal; (B) Merger Partner shall have complied in all material respects with its obligations under Section 6.1 with respect to such Superior Proposal, including with respect to making a Merger Partner Board Recommendation Change with respect to such Superior Proposal; (C) the Merger Partner Board approves, and Merger Partner substantially concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, Merger Partner pays to the Public Company the amount contemplated by Section 8.3(b);

(k) by Public Company if, at any time prior to the receipt of the Required Public Company Stockholder Approval, each of the following occur: (A) Public Company shall have received a Superior Proposal; (B) Public Company shall have complied in all material respects with its obligations under Section 6.1 with respect to such Superior Proposal, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Proposal; (C) the Public Company Board approves, and Public Company substantially concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, Public Company pays to Merger Partner the amount contemplated by Section 8.3(c); or

(l) by Merger Partner, if Public Company (i) files for or enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar Person is appointed on behalf of Public Company under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization Laws.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any material and willful breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 5.3 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. A “material and willful breach” by a party of a provision of this Agreement means that the party knowingly undertook an action, or knowingly failed to undertake an action, with the understanding that the action, or failure to act, was a material breach by such party of the applicable provisions of this Agreement. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a material and willful breach hereunder.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Merger Partner will pay (i) all fees and expenses of the Exchange Agent, (ii) the filing fees under the HSR Act, if any, and (iii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Information Statement (including any related preliminary materials) and any amendments or supplements thereto; provided further, however, that the Transaction Expenses advanced shall be reimbursed from the proceeds of the PIPE if the Merger is consummated, and to the extent the Merger is not consummated, then the Transaction Expenses shall be paid by the party incurring such Transaction Expenses.

(b) Merger Partner shall pay Public Company a termination fee of $2,500,000 (the “Merger Partner Termination Fee”) in the event of the termination of this Agreement:

(i) by Public Company pursuant to Section 8.1(e);

(ii) by Merger Partner pursuant to Section 8.1(j); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Section 8.1(b), Section 8.1(g) or Section 8.1(i) so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Merger Partner; and (B) within six (6) months after such termination Merger Partner enters into a definitive agreement to consummate (which is consummated, whether or not within or after the six (6) month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(b)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(c) Public Company shall pay Merger Partner a termination fee equal to the sum of $2,500,000 plus the aggregate amount of proceeds received by Public Company in respect of any Public Company Warrants exercised between the date hereof and the date of termination of this Agreement (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i) by Merger Partner pursuant to Section 8.1(f) or Section 8.1(l);

(ii) by Public Company pursuant to Section 8.1(k); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(h), so long (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within six (6) months after such termination Public Company enters into a definitive agreement to consummate (which is consummated, whether or not within or after the six (6) month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d) Any fee due under Section 8.3(b)(i), Section 8.3(b)(ii), Section 8.3(c)(i) or Section 8.3(c)(ii) shall be paid by wire transfer of immediately available funds within four (4) Business Days of the termination of this Agreement (and shall be a condition to the effectiveness of such termination). Any fee due under Section 8.3(b)(iii) or Section 8.3(c)(iii) shall be paid by wire transfer of immediately available funds within four (4) Business Days after the date on which the transaction referenced in clause (B) of such Section 8.3(b)(iii) or Section 8.3(c)(iii), as applicable, is consummated. If one party fails to promptly pay to the other any fee due pursuant to Section 8.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the termination fees described in, and under the circumstances provided for in, this Section 8.3 shall constitute the sole and exclusive remedy of Public Company or Merger Partner, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Merger Partner shall receive the payment of a termination fee under the circumstances provided for in this Section 8.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Public Company and any of its Affiliates or Merger Partner and any of its Affiliates, as applicable, or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Public Company, Merger Sub any of their respective Affiliates or Merger Partner or any of its Affiliates, as applicable, or any other person, shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Merger Partner, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(f) The parties hereto acknowledge and agree that (i) in no event shall Merger Partner be required to pay Merger Partner Termination Fee on more than one occasion, nor shall Public Company be required to pay Public Company Termination Fee on more than one occasion and (ii) in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.4 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX
SURVIVAL; INDEMNIFICATION

9.1 Survival. Subject to Section 9.3(d), the representations and warranties of Public Company in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months following the Closing Date, except for the Public Company Fundamental Representations which shall survive the Closing until the earlier of (x) the four (4) year anniversary of the Closing Date and (y) the expiration of the applicable statute of limitations with respect to the subject matter of such representation and warranty (other than the representations set forth in Section 4.8 (Taxes), which shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the subject matter of such representation and warranty, including all periods of extension, whether automatic or permissive). The covenants and agreements of Public Company set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their terms, and in the absence of any specified time period, for the maximum duration permitted by Law (including Del. C. 8106(c)). Notwithstanding the foregoing, if prior to the expiration of the claims periods specified above, an Indemnified Party shall have asserted a claim in writing and made in good faith for indemnity hereunder and such claim shall not have been fully resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnification hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof (whether or not the claim has been filed with the applicable Governmental Entity at the expiration of the specified period of survival). It is the express intent of the Parties that, if the applicable survival period for a representation or warranty or covenant as contemplated by this Section 9.1 is different than the statute of limitations period that would otherwise have been applicable to such representation or warranty or covenant, then by virtue of this Agreement, the applicable statute of limitations period with respect to such representation or warranty or covenant shall be revised to the survival period contemplated by this Section 9.1. The Parties acknowledge and agree that the time period set forth in this Section 9.1 for the assertion of claims under this Agreement is the result of arm’s-length negotiations among the Parties and that they intend for such time period to be enforced as agreed among the Parties.

9.2 Indemnification. Subject to the limitations set forth herein, from and after the Closing, Wade Rivers hereby agrees to indemnify and hold harmless Merger Partner, its Affiliates (including, after the Closing, Public Company) and their respective Representatives, successors and assigns (each, an “Indemnified Party”), from and against and in respect of any and all losses, Liabilities, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification hereunder and all reasonable amounts paid to investigation, defense or settlement), claims, suits, actions, judgments, damages, deficiencies, interest, awards, penalties, and fines, whether or not relating to or arising out of any claims by or on behalf of a third party (collectively, “Losses”) arising from, based upon or otherwise in connection with any:

(a) breach or inaccuracy of any Public Company Fundamental Representations, any representation or warranty made by Public Company contained in Section 4.16, or in any certificate delivered by Public Company hereto; or

(b) breach or nonfulfillment of any covenant or agreement of Public Company that is required to be performed pursuant to this Agreement.

9.3 Limitations on Indemnification.

(a)

(i) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of (A) fraud, (B) a breach of the Public Company Fundamental Representations, or (C) a breach of the representations and warranties set forth in Section 4.8 (Taxes), Wade Rivers shall not have any obligation to indemnify the Indemnified Parties pursuant to Section 9.2(a), until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 9.2(a) exceeds $100,000 (the “Basket Amount”), whereupon the Indemnified Parties, shall be entitled to receive amounts for all of its Losses (including the Basket Amount); and

(ii) except in the case of fraud, in no event shall the cumulative indemnification obligations of Wade Rivers pursuant to this Agreement in the aggregate exceed two hundred and fifty thousand dollars ($250,000).

(b) Subject to Section 9.3(d), any amounts owing to any Indemnified Party pursuant to Losses claimed under Section 9.2 shall be recovered directly from Wade Rivers and shall, subject to Section 9.7, be paid by wire transfer of immediately available funds to a bank account designated in writing by Wade Rivers within five (5) Business Days of the final resolution of such claim in accordance with the terms of this Article IX.

(c) For purposes of determining the failure of any representations or warranties to be true and correct or the breach of any covenant and for calculating the amount of any Losses under this Article IX, each such representation and warranty or covenant shall be read without regard to any qualification or reference to “materiality”, “material”, “Public Company Material Adverse Effect” or other similar materiality qualifications or references contained in or otherwise applicable to such representation or warranty or covenant.

(d) The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by any insurance proceeds actually received by an Indemnified Party under insurance policies in respect of such indemnifiable Losses (net of collection costs, enforcement costs, deductibles, premium increases and similar items incurred in connection with claiming and collecting such proceeds and net of any costs and expenses incurred by any Indemnified Party in analyzing coverage availability and pursuing any claims made under any insurance policy). To the extent that any amount is recovered by any Indemnified Party under an insurance policy or any other source of indemnification after the date that an indemnity payment is made hereunder, then such Indemnified Party shall pay over to Wade Rivers such amounts (less any costs of collection, enforcement and increases in premium) no later than ten (10) Business Days after such proceeds are received. Notwithstanding anything in this Agreement to the contrary, in no event shall any provision of this Agreement limit or restrict the rights or remedies of any Indemnified Party or other Person for, and the foregoing limitations in this Section 9.3 shall not apply in the case of fraud. In the event of any breach of a representation, warranty, covenant or agreement by Wade Rivers arising from or relating to fraud, such representation, warranty, covenant or agreement shall survive consummation of the transactions contemplated hereby and continue in full force and effect without any time, economic, procedural or any other limitation.

9.4 Indemnification Claim Process for Third Party Claims.

(a) If any Indemnified Party receives notice of the assertion of any claim for Losses or the commencement of any Proceeding by a third party with respect to a matter subject to indemnity hereunder (a “Claim”), notice thereof (a “Third Party Claim Notice”) shall promptly be given to Wade Rivers. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent Wade Rivers forfeits rights or defenses by reason of such delay or failure, and the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Third Party Claim Notice been timely delivered. After receipt of a Third Party Claim Notice, if (x) Wade Rivers produces a notice of election within fifteen (15) days of receiving the Third Party Claim Notice, and (y) acknowledges in writing that it would be required to indemnify the Indemnified Party for all Losses in connection with such Third Party Claim Notice, Wade Rivers shall have the right, but not the obligation to (i) take control of the defense and investigation of such Claim, (ii) employ and engage attorneys of its, his or her own choice (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at Wade Rivers’ sole cost and expense, and (iii) compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided, that such consent will not be required if such settlement (x) includes an irrevocable and unconditional release of the Indemnified Party, (y) provides solely for payment of monetary damages for which the Indemnified Party will be indemnified in full and (z) does not require or involve any admission of wrong doing. Notwithstanding the foregoing, Wade Rivers will not have the right to assume the defense of a Claim if (1) Wade Rivers fails to actively and diligently conduct the defense of the Claim (after notice of such failure from the Indemnified Party), (2) the Indemnified Party has received written advice from outside counsel that an actual or potential conflict exists between the Indemnified Party and Wade Rivers in connection with the defense of such Claim, (3) such Claim seeks a finding or admission of a violation of any criminal Law by the Indemnified Party or includes potential regulatory or tax matters, (4) such Claim seeks an injunction or other equitable remedies in respect of an Indemnified Party or its business, (5) such Claim relates to a material customer or material supplier or other significant relationship of the Indemnified Party, or (6) such Claim is reasonably likely to result in Losses that, taken with any other then existing claims under this Article IX, would not be not be fully indemnified hereunder or the Indemnified Party reasonably determines that Wade Rivers does not have sufficient resources to satisfy its indemnity obligations or collecting on such obligations in full would be unlikely or impose a significant burden on the Indemnified Party.

(b) In the event that Wade Rivers defends the Indemnified Party against a Claim, the Indemnified Party shall cooperate in all reasonable respects, at Wade Rivers’ request, with Wade Rivers and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom, including, if appropriate and related to such Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of Wade Rivers. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Claim and any appeal arising therefrom.

(c) Notwithstanding anything to the contrary herein, if Wade Rivers does not assume such defense and investigation or does not acknowledge in writing within a reasonable period, but no later than fifteen (15) days, after receipt of the Third Party Claim Notice its obligation to indemnify the Indemnified Party against any Losses arising from such Claim, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Claim and have the sole power to direct and control such defense (all at the cost and expense of Wade Rivers if it is ultimately determined that the Indemnified Party is entitled to indemnification hereunder); it being understood that the Indemnified Party’s right to indemnification for a Claim shall not be adversely affected by assuming the defense of such Claim. If Wade Rivers does not have the right to control the defense of a Claim or otherwise does not retain control of the defense of any such Claim pursuant to this Section 9.4, then the Indemnified Party shall have the right to control the defense of such Claim. Notwithstanding anything herein to the contrary, whether or not Wade Rivers shall have assumed the defense of such Claim, the Indemnified Party shall not settle, compromise or pay such Claim for which it seeks indemnification hereunder without the prior written consent of Wade Rivers, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Indemnified Party and Wade Rivers shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

9.5 Indemnification Procedures for Non-Third Party Claims. If a Claim is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Direct Claim Notice”) to Wade Rivers. If Wade Rivers notifies the Indemnified Party that they do not dispute the claim described in such Direct Claim Notice within thirty (30) days following receipt of such Direct Claim Notice, the Losses identified in the Direct Claim Notice will be conclusively deemed a Liability of Wade Rivers under Section 9.2. If Wade Rivers rejects such claim or fails to respond during such thirty (30) day period (in which case the Wade Rivers shall be deemed to have rejected such claim), then the Indemnified Party and Wade Rivers shall negotiate in good faith for a period of thirty (30) days to resolve such matter. If the Indemnified Party and Wade Rivers cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.

9.6 Effect of Investigation. The right of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

9.7 Clawback of Public Company Common Stock.

(a) In the event that an indemnification claim of an Indemnified Party has not been satisfied within thirty (30) days of such claim being deemed final pursuant to this Agreement, Merger Partner may elect, in its sole discretion, to have all or any portion of such Losses (the “Elected Amount of Losses”) satisfied through a cancellation and forfeiture of such number of shares of Public Company Common Stock held by Wade Rivers equal to the quotient obtained by dividing (i) the Elected Amount of Losses, by (ii) the volume-weighted adjusted closing price of a share of Public Company Common Stock for the five (5) trading days immediately preceding the date of the indemnification demand by Merger Partner. The rights of Merger Partner pursuant to this Section 9.7 shall be exercised by providing written notice to Wade Rivers and without any action required on the part of Wade Rivers. For purposes of this Section 9.7, Wade Rivers hereby irrevocably constitutes and appoints each of Merger Partner and Public Company, with full power of substitution and resubstitution, as its true and lawful attorney to cancel and forfeit shares of Public Company Common Stock subject to this Section 9.7 on the books of Merger Partner.

(b) Wade Rivers acknowledges and agrees that in connection with Closing, Public Company will instruct the transfer agent to make a book entry notation in the transfer agent’s account for Wade Rivers regarding the clawback of the shares of Public Company Public Stock equal to $250,000 divided by the Public Company Per Share Purchase Price held by Wade Rivers (or up to 223,214 shares of Public Company Common Stock) until the eighteen (18) month anniversary of the Closing Date, at which time the shares shall be automatically returned to Wade Rivers. Wade Rivers, Merger Partner, and Public Company shall take all such actions as are necessary, proper or advisable under applicable Laws for the purposes of implementing this Section 9.7.

(c) In the event that Wade Rivers does not have a sufficient number of shares of Public Company Common Stock to satisfy the Elected Amount of Losses, Wade Rivers shall pay any remaining amounts owed to the applicable Indemnified Party pursuant to Section 9.3(b) up to the maximum amount set forth in Section 9.3(a)(ii).

9.8 Exclusive Remedy. Except (a) in the case where a Party seeks to obtain specific performance, injunctive relief or other equitable relief and (b) in the case of fraud, the rights of the Parties to indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive remedy for the Parties hereto with respect to this Agreement.

9.9 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all Parties as an adjustment to the aggregate consideration paid under this Agreement for all federal, state, local and foreign Tax purposes.

Article X
MISCELLANEOUS

10.1 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated, (c) as of the date received for electronic mail sent before 5:00 P.M. New York City time, or (d) on the day following receipt for electronic mail sent after 5:00 P.M. New York City time:

(a)	if to Public Company or Merger Sub, to

Kindly MD, Inc.
5097 South 900 East

STE #100

SLC, Utah 84117
Attention: Tim Pickett, CEO
Email: [***]

with a copy (which shall not constitute notice) to:

Brunson Chandler & Jones, PLLC

175 South Main Street

Suite 1410

Salt Lake City, UT 84111

callie@bcjlaw.com

(b)	if to Merger Partner, to

Nakamoto Holdings Inc.
[***]
Attention: Didier Lewis, President
Email: [***]

with a copy (which shall not constitute notice) to:

Reed Smith LLP
200 South Biscayne Boulevard
Suite 2600
Miami, FL 33131
Attention: Constantine Karides
Email: CKarides@ReedSmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

If to Wade Rivers, to the address of Wade Rivers set forth on the signature page hereto.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.1.

10.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.3 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement; except as set forth in or contemplated by the terms and provisions of Section 6.11. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the parties hereto and may represent an allocation of risk among the parties hereto associated with particular matters regardless of the knowledge of any of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.4 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which (when executed) shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.7 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, with confirmation of receipt, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least three (3) Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR system, but at least three (3) Business Days prior to the date of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Merger Partner Material Adverse Effect or Public Company Material Adverse Effect, in each case as defined in this Agreement.

10.8 Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.

10.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.10 Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the state of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the exclusive jurisdiction of any such court in any such Proceeding. Each Party waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court. Each Party hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable Law in accordance with Section 10.1.

10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 Disclosure Schedule. The Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Public Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

10.13 Defined Terms.

(a) For purposes of this Agreement:

“Acquisition Proposal” means, with respect to Public Company or Merger Partner, (a) any inquiry, proposal or offer for a merger, consolidation, liquidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, when used with respect to any party, any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Amended & Restated Public Company Bylaws” means the Amended & Restated Corporate Bylaws of Public Company dated June 7, 2023.

“Amended & Restated Public Company Charter” means the Amended & Restated Articles of Incorporation of Public Company dated July 1, 2022.

“Ancillary Documents” means the Public Company Support Agreements, the Lock-Up Agreement, the Subscription Agreements, the Convert Documents, the Registration Rights Agreement, the Assignment Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby (including the Merger).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Basket Amount” has the meaning set forth in Section 9.3(a)(i).

“Block” has the meaning set forth in Section 6.21.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are required or permitted by Law to be closed or other day on which the Delaware Secretary of State is closed.

“BTC” means BTC INC., a Delaware corporation.

“CBD” has the meaning set forth in Section 4.16(d).

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificates” has the meaning set forth in Section 2.2(a).

“Claim” has the meaning set forth in Section 9.4(a).

“Class A Exchange Ratio” means (a)(i) Equity Value divided by (ii) Public Company Per Share Purchase Price divided by (b) the total number of issued and outstanding shares of Merger Partner Class A Common Stock.

“Class B Exchange Ratio” means (a)(i) Equity Value divided by (ii) Public Company Per Share Purchase Price divided by (b) the total number of issued and outstanding shares of Merger Partner Class B Common Stock.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Filing” has the meaning set forth in Section 6.7.

“Closing Press Release” has the meaning set forth in Section 6.7.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Systems” has the meaning set forth in Section 4.10(l).

“Contract” shall mean, with respect to any person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound under applicable Law.

“Convert Documents” has the meaning set forth in the recitals.

“Convert Investor” has the meaning set forth in the recitals.

“Convertible Debenture” has the meaning set forth in the recitals.

“Convertible Purchase Agreement” has the meaning set forth in the recitals.

“Convert Shares” has the meaning set forth in the recitals.

“D&O Indemnified Persons” has the meaning set forth in Section 6.10(a).

“D&O Public Company Tail Policy” has the meaning set forth in Section 6.10(b).

“DEA” means the Drug Enforcement Administration.

“DGCL” has the meaning set forth in the recitals.

“Direct Claim Notice” has the meaning set forth in Section 9.5.

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“Effective Time” has the meaning set forth in Section 1.1.

“Elected Amount of Losses” has the meaning set forth in Section 9.7.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement, program, policy or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, including, with respect to the Public Company employees, any Public Company Stock Plan.

“Environmental Law” means any law, regulation, order, decree, permit, authorization, common Law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety (as it relates to exposure to Hazardous Substances) or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Equity Value” means $25,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that is, or at any applicable time was, treated as a “single employer” or under common control with Merger Partner or Public Company, as applicable, or with any of such person’s subsidiaries within the meaning of

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Existing Indebtedness Agreements” has the meaning set forth in Section 6.21.

“FDA” means the U.S. Food and Drug Administration.

“Federal Health Care Program” means Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. § 1320a-7b(f).

“FTC Act” means the Federal Trade Commission Act of 1914.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Good Clinical Practices” means applicable ethical and quality standards and rules for designing, conducting, monitoring, recording, reporting, auditing, and analyses of trials that involve the participation of human subjects, including without limitation 21 CFR Parts 11, 50, 54, 56, and 312, and 45 CFR 46.

“Good Manufacturing Practices” means applicable standards, quality management system regulations, and rules for ensuring that products are consistently produced and controlled according to quality standards, including without limitation requirements for methods, facilities, and controls in manufacturing, processing, packing, storing, labeling, and monitoring of the identity, strength, quality, and purity of drug products, including without limitation 21 CFR Parts 210, 211, 314, and 600, as applicable.

“Good Laboratory Practices” means applicable standards, rules and criteria, including 21 CFR Part 58, relating to a quality system and controls concerned with the organizational process, the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, reported and archived, and the integrity of data collected in such studies.

“Governmental Entity” means any means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic, (ii) any government or political subdivision of the foregoing or (iii) any entity, authority, agency, department, ministry, or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, or instrumentality of such government or political subdivision, including any arbitrator, court, administrative hearing body, commission, tribunal, contractor, or other dispute-resolving panel or body of competent jurisdiction.

“Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Health Care Law” means any and all applicable criminal or civil health care Laws, including, for example and without limitation, (a) the U.S. federal Anti-Kickback Statute which prohibits, among other things, individuals or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or reward, either the referral of an individual, or the purchase, lease, order, arrangement for or recommendation of the purchase, lease, order, arrangement for any good, facility, item, or service, for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare and Medicaid; (b) U.S. civil and criminal false claims laws, including the civil United States False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious, or fraudulent; (c) the Stark Law, which is a set of federal laws that prohibit physician self-referral for the provision of designated health services paid by federal health care programs such as Medicare and Medicaid; the U.S. Physician Payments Sunshine Act, or Open Payments program, created under the Affordable Care Act, which requires certain manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments, including certain product development activities such as clinical trials, and other transfers of value made by that entity to covered recipients, currently defined to include doctors, dentists, optometrists, podiatrists, chiropractors, teaching hospitals, physician assistants, nurse practitioners, and certain other healthcare providers and requires certain manufacturers and applicable group purchasing organizations to report ownership and investment interests held by physicians or their immediate family members; (d) any other state or federal or foreign Laws that govern activities in the healthcare industry, including analogous state and foreign laws and regulations, which may be broader in scope than their federal equivalents; and (e) all Laws relating to health care Permits.

“HIPAA” means Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and all implementing regulations. HIPAA imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services. HIPAA also imposes obligations with respect to safeguarding the privacy, security, and transmission of individually identifiable information that constitutes protected health information, including mandatory contractual terms and restrictions on the use and/or disclosure of such information without proper authorization.

“HSR Act” has the meaning set forth in Section 3.4(c).

“Incentive Awards” has the meaning set forth in Section 4.2(b).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 9.2.

“Information Statement” has the meaning set forth in Section 3.5.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Intellectual Property” shall mean all intellectual property and proprietary rights and all other similar or associated rights throughout the world: (A) Patent Rights; (B) Trademarks and all goodwill in the Trademarks; (C) copyrights, works of authorship, content, software, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (D) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technologies, medical, clinical, toxicological and other scientific data, processes, algorithms, techniques, methodologies, protocols, formulae, recipes, compositions, industrial models, architectures, configurations, layouts, diagrams, drawings, schematics, plans, specifications, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; (F) rights of privacy and publicity, including rights to the use of any Person’s identity, name, likeness, voice, and biographical information; and (G) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and all rights to sue for past, present or future misuses, misappropriations, infringements, or other violations of any of the foregoing.

“Intellectual Property Registrations” shall mean Patent Rights, applications and registrations for Trademarks (including renewals, subsequent designations, and extensions of protection), applications and registrations for copyrights, works of authorship, and designs, mask work registrations and applications for each of the foregoing, which are issued by, filed with, or recorded by any state, government or other public legal authority at any time in any jurisdictions, or, in the case of Internet domain names and social media accounts and identifiers, which are issued by, filed with, or recorded by any third party.

“Intervening Event” means a material Effect (other than any Effect resulting from a material breach of this Agreement by the party seeking to claim an Intervening Event) that (a) was not known to or reasonably foreseeable by the Public Company Board (with respect to Public Company) or the Merger Partner Board (with respect to Merger Partner) and (b) does not relate to an Acquisition Proposal; provided, however, the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.

“Investors” has the meaning set forth in the recitals.

“Kindly LLC” means a Utah limited liability company and wholly-owned subsidiary of Public Company

“Knowledge of Merger Partner” or any similar phrase means the actual knowledge of each of Didier Lewis, Andrew Creighton and David Bailey and the knowledge such persons would have after reasonable due inquiry.

“Knowledge of Public Company” or any similar phrase means the actual knowledge of each of Tim Pickett, Jared Barrera, and Adam Cox and the knowledge such persons would have after reasonable due inquiry.

“Law” shall mean each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

“Liability” means, with respect to any person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such person or any of its subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” means any lien (statutory or other), encumbrance, charge, mortgage, pledge, security interest, title defect, claim, community property interest, condition, equitable interest, option, right to purchase, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Majority Public Company Stockholders” means, collectively, Tim Pickett, Wade Rivers, Jared Barrera, and Adam Cox.

“Marketing Agreement” means that certain Marketing Services Agreement, dated as of May 12, 2025, by and between Merger Partner and BTC.

“Marketing Agreement Shares” has the meaning set forth in the recitals.

“Material Contracts” has the meaning set forth in Section 4.11(c).

“Merger” has the meaning set forth in the recitals.

“Merger Partner” has the meaning set forth in the preamble.

“Merger Partner Board” has the meaning set forth in the recitals.

“Merger Partner Class A Common Stock” has the meaning set forth in Section 2.1(b).

“Merger Partner Class B Common Stock” has the meaning set forth in Section 2.1(b).

“Merger Partner Common Stock” has the meaning set forth in Section 2.1(b).

“Merger Partner Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Capitalization), Section 3.4 (Authority; No Conflict; Required Filings and Consents) and Section 3.8 (Brokers; Fees and Expenses).

“Merger Partner Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Merger Partner, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (B) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner operates generally (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (F) the announcement of this Agreement or the pendency of the transactions contemplated hereby or (G) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (G), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Merger Partner Proposal” has the meaning set forth in Section 3.4(a).

“Merger Partner Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Merger Partner Stockholder Approval Deadline” has the meaning set forth in Section 8.1(i).

“Merger Partner Termination Fee” has the meaning set forth in Section 8.3(b).

“Merger Partner Transaction Expenses” shall mean, with respect to Merger Partner, the sum of (a) fifty percent (50%) of all premiums, underwriting costs, brokerage commissions, costs, expenses, and other amounts in respect of the D&O Public Company Tail Policy, (b) all costs, fees and expenses incurred by Merger Partner or its Affiliates at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any Ancillary Document and the consummation of the Merger or the other transactions contemplated hereby, and (c) all investment banking, brokerage fees and commissions, finders’ fees or financial advisory fees, legal accounting, consulting, advisory or other expert fees, costs and expenses payable by Merger Partner at or prior to the Effective Time.

“Merger Partner Written Consents” has the meaning set forth in Section 3.4(d).

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” has the meaning set forth in Section 2.2(c).

“Nasdaq Listing Application” has the meaning set forth in Section 4.4(c).

“New Plan” has the meaning set forth in Section 6.16.

“Note Documents” means, collectively, (i) that certain Pledge and Security Agreement, dated on or about the date hereof, by and among Public Company, BTC, and any other party that becomes party thereto, (ii) that certain Promissory Note, dated on or about the date hereof, by and among Public Company, BTC, and any other party that becomes party thereto, in favor of BTC and (iii) any other agreement or instrument entered into in connection with the foregoing.

“Ordinary Course of Business” means, with respect to Public Company, in the ordinary course of business consistent in all respects with past practice of Public Company.

“Other Public Company Proposals” has the meaning set forth in Section 3.5.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Overage Expenses” has the meaning set forth in Section 6.24.

“Payor” means any commercial or private payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, or other third-party payor programs.

“Parties” has the meaning set forth in the preamble.

“Patent Rights” shall mean all patents, patent applications, patent disclosures, utility models, industrial designs, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, and counterparts).

“Permits” means any consents, authorizations, registrations, waivers, licenses, permits, franchises, approvals, certificates, registrations, orders, rights, privileges or other similar authorizations.

“Permitted Liens” means, (a) statutory Liens for current Taxes, assessments and other government charges not yet due and payable, and (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to Public Company.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Entity.

“Personal Data” shall mean any information or data that either (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person or a particular computing system or device, including, but not limited to, a natural person’s name, street address, telephone number, email address, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking or financial information relating to any natural person, or passport number, client or account identifier, or credit card number, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or credentials for accessing any accounts, or race, ethnic origin/nationality, mental or physical health or medical information, or one or more factors specific to the physical, physiological, generic, mental, economic, cultural or social identity of a natural person; or (b) is defined as “personally identifiable information,” “personal information,” “personal data,” “protected health information,” or other similar terms, by any applicable Privacy Law.

“PIPE” has the meaning set forth in the recitals.

“Privacy Laws” shall mean (a) each Law concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Data, and incident reporting and Security Incident notification requirements regarding Personal Data, including but not limited to (i) the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the “GDPR”), the EU GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy, Personal Data protection, and data protection authorities; (ii) Canada’s Personal Data Protection and Electronic Documents Act (“PIPEDA”); (iii) state Laws applicable to Personal Data, including without limitation the California Consumer Privacy Act of 2018 (“CCPA”), the California Privacy Rights Act of 2020 (“CPRA”), the Virginia Consumer Data Protection Act (“VCPDA”), the Colorado Privacy Act (“CPA”), the Connecticut Data Privacy Act (“CDPA”), the Illinois Biometric Information Privacy Act (“BIPA”), and any regulations promulgated under any of the foregoing; (iv) the Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act (“FACTA”); (v) Laws applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); (vi) state consumer protection laws; (vii) HIPAA; (viii) the Payment Card Industry Data Security Standard (“PCI-DSS”); and (ix) the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”); (b) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (a); or (c) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

“Privacy Policy” or “Privacy Policies” shall mean each external or internal, past or present, policy, representation, statement, or notice made by Public Company, including privacy policies published on the websites of Public Company or any of its subsidiaries, or made available by Public Company or any of its subsidiaries to any Person, relating to the Processing of Sensitive Data.

“Proceeding” means any action, claim, complaint, petition, mediation, order, inquiry, request for information, suit, proceeding, arbitration or investigation, whether civil or criminal, before or by any court or other Governmental Entity, arbitrator or arbitration panel.

“Processing” or “Process” shall mean to perform any operation or set of operations on data, whether manually or by automatic means, such as blocking, erasing, destroying, collecting, compiling, sharing, disposing, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data, or any other operation that is otherwise considered “processing” of data under applicable Law, including but not limited to Privacy Laws.

“Public Company” has the meaning set forth in the preamble.

“Public Company Authorizations” has the meaning set forth in Section 4.16(a).

“Public Company Balance Sheet” has the meaning set forth in Section 4.5(b).

“Public Company Board” has the meaning set forth in the recitals.

“Public Company Common Stock” means the common stock of Public Company, par value $0.001 per share.

“Public Company Disclosure Schedule” has the meaning set forth in Article IV.

“Public Company Employee Plans” has the meaning set forth in Section 4.14(a).

“Public Company Financial Advisor” has the meaning set forth in Section 4.19.

“Public Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capitalization), Section 4.4 (Authority; No Conflict; Required Filings and Consents), Section 4.15 (Compliance With Laws) and Section 4.20 (Brokers; Fees and Expenses).

“Public Company Insurance Policies” has the meaning set forth in Section 4.18.

“Public Company Intellectual Property” shall mean the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.

“Public Company Leases” has the meaning set forth in Section 4.9(b).

“Public Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Public Company or any of its subsidiaries by any Person other than Public Company or any of its subsidiaries.

“Public Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Public Company and its subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (B) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (F) a change in the public trading price of Public Company Common Stock or the implications hereof (it being understood that any Effect causing or giving rise to any such change shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur), (G) a change in the trading volume of Public Company Common Stock the announcement of the Agreement or the pendency of the transactions contemplated hereby or (H) any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Public Company to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but in the case of clauses (F), (G), (H), or (I), the underlying cause of such changes or failures shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur, unless such changes or failures would otherwise be excepted from this definition).

“Public Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Public Company or any of its subsidiaries, in whole or in part.

“Public Company Per Share Purchase Price” means $1.12.

“Public Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Public Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Public Company alone or jointly with others.

“Public Company RSUs” has the meaning set forth in Section 4.2(b).

“Public Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Public Company Stock Options” has the meaning set forth in Section 4.2(b).

“Public Company Stock Plans” has the meaning set forth in Section 4.2(b).

“Public Company Stockholder Approval” has the meaning set forth in Section 4.4(a).

“Public Company Support Agreements” has the meaning set forth in the recitals.

“Public Company Termination Fee” has the meaning set forth in Section 8.3(c).

“Public Company Transaction Expenses” shall mean, with respect to Public Company and its subsidiaries, the sum of (a) the cash cost of any change of control, bonus, severance (voluntary or otherwise) (including a reasonable estimate of payment or reimbursement for continued coverage under any employee benefit plan), retention or similar payments (whether “single trigger” or “double trigger”) that become due and payable by Public Company or any of its subsidiaries pursuant to Contracts entered into at or prior to the Effective Time as a result of or in connection with the Merger or any other any actual or contemplated underwriting, equity, or debt financing, refinancing, recapitalization, change in control transaction, business combination transaction, sale of assets, licensing or similar matter undertaken or pursued by such person prior to the Effective Time, (b) fifty percent (50%) of all premiums, underwriting costs, brokerage commissions, costs, expenses, and other amounts in respect of the D&O Public Company Tail Policy, (c) all costs, fees and expenses incurred by Public Company or its subsidiaries at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any Ancillary Document and the consummation of the Merger or the other transactions contemplated hereby, (d) all investment banking, brokerage fees and commissions, finders’ fees or financial advisory fees, legal accounting, consulting, advisory or other expert fees, costs and expenses payable by Public Company at or prior to the Effective Time and (e) the employer portion of any payroll, social security, unemployment and similar Taxes related to amounts payable to the Persons identified in clause (a), in each case, that are unpaid as of the Effective Time.

“Public Company Transaction Expenses Cap” means $2,057,900.

“Public Company Warrants” has the meaning set forth in Section 4.2(c).

“Public Company Written Consents” has the meaning set forth in Section 4.4(d).

“Qualified Person” means any person making an unsolicited Acquisition Proposal that the Public Company Board or the Merger Partner Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company or Merger Partner, as applicable, of its obligations under Section 6.1(a).

“Qualifying Tax Transaction” means a transaction or transactions described in Section 351(a) and/or Section 368(a) of the Code.

“Registration Rights Agreement” has the meaning set forth in the recitals hereto.

“Regulation M-A Filing” has the meaning set forth in Section 3.5.

“Reorganization” means the transaction or series of transactions pursuant to which Public Company transfers its healthcare operations to Kindly, LLC, a Utah limited liability company.

“Representatives” has the meaning set forth in Section 6.1(a).

“Required Public Company Stockholder Approval” has the meaning set forth in Section 4.4(a).

“Required Public Company Stockholder Approval Deadline” has the meaning set forth in Section 8.1(d).

“Required Public Company Proposals” has the meaning set forth in Section 3.5.

“Restricted Public Company Stock” has the meaning set forth in Section 4.2(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amended & Restated Public Company Bylaws” has the meaning set forth in Section 1.6.

“Second Amended & Restated Public Company Charter” has the meaning set forth in Section 1.6.

“Security Program” shall mean comprehensive written information security policies and programs that include adequate and effective administrative, technical, electronic, physical, and organizational measures, and security systems and technologies designed to (i) protect the security, confidentiality, integrity, and availability of Personal Data and Company Systems, and (ii) prevent Security Incidents.

“Security Incident” shall mean (i) any actual or reasonably suspected unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, loss of control over, use, alteration, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (ii) any damage to, or unauthorized, unlawful, or accidental access to, or use of, any Company Systems.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Data” shall mean all proprietary, sensitive, regulated, and confidential information (including Personal Data) of Public Company and any of its subsidiaries.

“Share Issuance” has the meaning set forth in the recitals.

“Signing Filing” has the meaning set forth in Section 6.7.

“Signing Press Release” has the meaning set forth in Section 6.7.

“Specified Time” means the earliest to occur of (a) the Effective Time, (b) in the case of Public Company, the date on which the stockholders of Public Company shall have approved the Required Public Company Proposals, and (c) in the case of Merger Partner, the date on which the stockholders of Merger Partner shall have approved the Merger Partner Proposal and (d) the time at which this Agreement is terminated in accordance with the terms hereof.

“Square” has the meaning set forth in Section 6.21.

“Subscription Agreements” has the meaning set forth in the recitals.

“Superior Proposal” means, with respect to Public Company or Merger Partner, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement, which offer is not revocable for at least four Business Days) that the board of directors of such party determines to be relevant, and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).

“Surviving Corporation” has the meaning set forth in Section 1.3.

“Tax” or “Taxes” means any (a) taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Taxing Authority, including, without limitation, those related to income, gross receipts, gross income, commercial activities, commerce, business and occupation, premium, windfall profits, environmental, customs duties, stamp, severance, profits, withholding, payroll, employment, occupation, sales, use, value added, alternative or add-on minimum, estimated, excise, services, valuation, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, transfer or franchise, (b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (c) Liability for the payment of any amounts of the type described in clause (a) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar Liability (including bulk transfer or similar Laws), operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“THC” has the meaning set forth in Section 4.16(d).

“Third Party Claim Notice” has the meaning set forth in Section 9.4(a).

“Trademarks” shall mean all trademarks and service marks, logos, trade names, business names, corporate names, trade dress, slogans, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing (including all renewals, subsequent designations, and extensions of protection), and all goodwill associated with any of the foregoing.

“Transaction Expenses” shall mean, together, the Public Company Transaction Expenses and the Merger Partner Transaction Expenses.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Wade Rivers” has the meaning set forth in the preamble.

“Warrant Agent Agreement” means that certain Warrant Agent Agreement, dated June 3, 2024, by and between Public Company and VStock Transfer, LLC, a California limited liability company, as amended by that certain First Addendum to Warrant Agent Agreement, dated May 6, 2025 but effective as of June 3, 2024, by and between Public Company and VStock Transfer, LLC.

“Warrant Registration Statement” means that certain Registration Statement on Form S-1 (File No. 333-274606) filed by Public Company covering the issuance of the shares of Public Company Common Stock upon exercise of the Public Company Warrants, declared effective on May 13, 2024 and amended by that certain Post-Effective Amendment on Form S-1 filed on April 28, 2025.

“WARN Act” has the meaning set forth in Section 4.17(c).

“Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Merger Partner or Public Company or any of its subsidiaries, as applicable.

“Working Capital Reserve Amount” has the meaning set forth in Section 6.25.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PUBLIC COMPANY:

KINDLY MD, INC.

By:
Name:
Title:

MERGER SUB:

KINDLY HOLDCO CORP.

By:
Name:
Title:

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MERGER PARTNER:

NAKAMOTO HOLDINGS INC.

By:
Name:	Didier Lewis
Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WADE RIVERS LLC

By:
Name:	Tim Pickett
Title:	Manager

Address:
[***]
Attn:	Tim Pickett

[Signature Page to Merger Agreement]